UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.        )

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JOHNSON CONTROLS INTERNATIONAL PUBLIC LIMITED COMPANY

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NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

WEDNESDAY, MARCH 6, 2019

THE MERRION HOTEL, 24 UPPER MERRION STREET, DUBLIN 2, IRELAND

NOTICE IS HEREBY GIVEN that the 2019 Annual General Meeting of Shareholders of Johnson Controls International plc will be held on March 6, 2019 at The Merrion Hotel, 24 Upper Merrion Street, Dublin 2, Ireland at 3:00 pm, local time for the following purposes:

Ordinary Business

1.	By separate resolutions, to elect each of the following individuals as Directors for a period of one year, expiring at the end of the Company’s Annual General Meeting of Shareholders in 2020:

(a) Jean Blackwell	(b) Pierre Cohade	(c) Michael E. Daniels
(d) Juan Pablo del Valle Perochena	(e) W. Roy Dunbar	(f) Gretchen R. Haggerty
(g) Simone Menne	(h) George R. Oliver	(i) Jürgen Tinggren
(j) Mark Vergnano	(k) R. David Yost	(l) John D. Young

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company and to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration.

Special Business

3.	To authorize the Company and/or any subsidiary of the Company to make market purchases of Company shares.

4.	To determine the price range at which the Company can re-allot shares that it holds as treasury shares (special resolution).

5.	To approve, in a non-binding advisory vote, the compensation of the named executive officers.

6.	To approve the Directors’ authority to allot shares up to approximately 33% of issued share capital.

7.	To approve the waiver of statutory pre-emption rights with respect to up to 5% of issued share capital (special resolution).

8.	To act on such other business as may properly come before the meeting or any adjournment thereof.

This notice of Annual General Meeting and proxy statement and the enclosed proxy card are first being sent on or about January 18, 2019 to each holder of record of the Company’s ordinary shares at the close of business on January 2, 2019. The record date for the entitlement to vote at the Annual General Meeting is January 2, 2019 and only registered shareholders of record on such date are entitled to notice of, and to attend and vote at, the Annual General Meeting and any adjournment or postponement thereof. During the meeting, management will also present the Company’s Irish Statutory Accounts for the fiscal year ended September 30, 2018. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card to ensure that your shares are represented at the meeting. Shareholders of record who attend the meeting may vote their shares personally, even though they have sent in proxies. In addition to the above resolutions, the business of the Annual General Meeting shall include, prior to the proposal of the above resolutions, the consideration of the Company’s statutory financial statements and the report of the Directors and of the statutory auditors and a review by the shareholders of the Company’s affairs.

This proxy statement and our Annual Report on Form 10-K for the fiscal year ended September 30, 2018 and our Irish Statutory Accounts are available to shareholders at www.proxyvote.com and are also available in the Investor Relations section of our website at www.johnsoncontrols.com.

By Order of the Board of Directors,

John Donofrio

Executive Vice President and General Counsel

January 18, 2019

PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD. THE PROXY IS REVOCABLE AND IT WILL NOT BE USED IF YOU: GIVE WRITTEN NOTICE OF REVOCATION TO THE PROXY PRIOR TO THE VOTE TO BE TAKEN AT THE MEETING; SUBMIT A LATER-DATED PROXY; OR ATTEND AND VOTE PERSONALLY AT THE MEETING.

ANY SHAREHOLDER ENTITLED TO ATTEND AND VOTE AT THE MEETING MAY APPOINT ONE OR MORE PROXIES USING THE ENCLOSED PROXY CARD (OR THE FORM IN SECTION 184 OF THE COMPANIES ACT 2014) TO ATTEND, SPEAK AND VOTE ON THAT SHAREHOLDER’S BEHALF. THE PROXY NEED NOT BE A SHAREHOLDER. PROXIES MAY BE APPOINTED VIA THE INTERNET OR PHONE IN THE MANNER SET OUT IN THE ENCLOSED PROXY CARD. ALTERNATIVELY THEY MAY BE APPOINTED BY DEPOSITING THE ENCLOSED PROXY CARD (OR OTHER VALID SIGNED INSTRUMENT OF PROXY) WITH JOHNSON CONTROLS INTERNATIONAL PLC C/O BROADRIDGE, 51 MERCEDES WAY, EDGEWOOD, NY 11717 BY 5:00 P.M., EASTERN STANDARD TIME, ON MARCH 5, 2019 (WHICH WILL THEN BE FORWARDED TO JOHNSON CONTROLS INTERNATIONAL PLC’S REGISTERED ADDRESS ELECTRONICALLY) OR WITH JOHNSON CONTROLS INTERNATIONAL PLC, ONE ALBERT QUAY, CORK, IRELAND BY 5:00 P.M. LOCAL TIME ON MARCH 5, 2019. IF YOU WISH TO APPOINT A PERSON OTHER THAN THE INDIVIDUAL SPECIFIED IN THE ENCLOSED PROXY CARD, PLEASE CONTACT OUR COMPANY SECRETARY AND ALSO NOTE THAT YOUR NOMINATED PROXY MUST ATTEND THE MEETING IN PERSON IN ORDER FOR YOUR VOTES TO BE CAST.

Unless we have indicated otherwise in this proxy statement, references to the “Company,” “Johnson Controls,” “we,” “us,” “our” and similar terms refer to Johnson Controls International plc and its consolidated subsidiaries.

2019 Proxy Statement	i

PROXY STATEMENT SUMMARY

Annual General Meeting

Time and Date:	3:00 pm, local time, on March 6, 2019

Place:	The Merrion Hotel, 24 Upper Merrion Street, Dublin 2, Ireland

Record Date:	January 2, 2019

Voting:	Shareholders on the record date are entitled to one vote per share on each matter to be voted upon at the Annual General Meeting

Admission:	All shareholders are invited to attend the Annual General Meeting. Registration will commence on the day of the meeting.

Proposals to be Voted Upon

Board Recommendation

1. Elect, by separate resolution, each nominee to the Board of Directors.	FOR each nominee

2.  To approve and ratify, by separate resolutions, the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company and to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration.

FOR both 2(a) and 2(b)

3. To authorize the Company and/or any subsidiary of the Company to make market purchases of Company shares.	FOR

4. To determine the price range at which the Company can re-allot shares that it holds as treasury shares.	FOR

5. To approve, in a non-binding advisory vote, the compensation of the named executive officers.	FOR

6. To approve the Directors’ authority to allot shares up to approximately 33% of issued share capital.	FOR

7. To approve the waiver of statutory pre-emption rights with respect to up to 5% of issued share capital.	FOR

2019 Proxy Statement	1

The Nominees to our Board of Directors

We are asking you to vote FOR all the director nominees listed below. All current directors attended at least 89% of the Board and committee meetings on which he or she sits. Detailed information regarding these individuals, along with all other Board nominees, is set forth under Proposal Number One. Summary information is set forth below.

Nominee and Principal Occupation	Age	Director Since	Independent	Current Committee Membership
Jean Blackwell Former Executive Vice President & Chief Financial Officer of Cummins Inc.	64	2018	✓	Compensation
Pierre Cohade Former Chief Executive Officer of Triangle Tyre Co. Ltd.	57	2018	✓	Audit
Michael E. Daniels Retired Senior Vice President of Global Technology at IBM	64	2010	✓	Compensation (chair); Executive
Juan Pablo del Valle Perochena Chairman of Mexichem	46	2016	✓	Governance (chair); Executive
W. Roy Dunbar Founder and Chief Executive Officer, Sustainable Star, LLC	57	2017	✓	Compensation
Gretchen R. Haggerty Former Executive Vice President & Chief Financial Officer of United States Steel Corporation	63	2018	✓	Audit
Simone Menne Former Chief Financial Officer, Boehringer Ingelheim	58	2018	✓	Audit
George R. Oliver Chairman and Chief Executive Officer of Johnson Controls	58	2012		Executive
Jürgen Tinggren Former Chief Executive Officer and Director of Schindler Group	60	2014	✓	Audit (chair); Executive
Mark Vergnano President, Chief Executive Officer and Director, The Chemours Company	60	2016	✓	Compensation
R. David Yost Former Chief Executive Officer of AmerisourceBergen	71	2009	✓	Governance
John D. Young Group President of Pfizer Innovative Health	54	2017	✓	Governance

Non-Binding Advisory Vote on Executive Compensation

Proposal Number Five is our annual advisory vote on the Company’s executive compensation philosophy and program. Detailed information regarding these matters is included under the heading “Compensation Discussion & Analysis,” and we urge you to read it in its entirety. Our compensation philosophy and structure for executive officers remains dedicated to the concept of paying for performance and continues to be heavily weighted with performance-based awards.

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AGENDA ITEMS

PROPOSAL NUMBER ONE – ELECTION OF DIRECTORS

Upon the recommendation of the Governance Committee, the Board has nominated for election at the Annual General Meeting a slate of 11 nominees, all of whom currently serve on our Board. Biographical information regarding each of the nominees is set forth below. We are not aware of any reason why any of the nominees will not be able to serve if elected. The term of office for members of the Board of Directors commences upon election and terminates upon completion of the first Annual General Meeting of Shareholders following election. Brian Duperreault, who has served as a director since March 2004, has informed the Board of Directors of his decision to not stand for reelection. Mr. Duperreault will retire from the Board effective as of the conclusion of the Company’s 2019 Annual General Meeting.

			Director Since	Other Public Directorships
	Age:	64	June 2018	Celanese Corporation Ingevity Corporation
	Committee:	Compensation
	Independent:	Yes

Jean Blackwell

Ms. Blackwell served as Chief Executive Officer of Cummins Foundation and Executive Vice President, Corporate Responsibility, of Cummins Inc., a global power leader that designs, manufactures, distributes and services diesel and natural gas engines and engine-related component products, from March 2008 until her retirement in March 2013. She previously served as Executive Vice President and Chief Financial Officer from 2003 to 2008, Vice President, Cummins Business Services from 2001 to 2003, Vice President, Human Resources from 1998 to 2001, and Vice President and General Counsel from 1997 to 1998 of Cummins Inc. Prior thereto, Ms. Blackwell was a partner at the Indianapolis law firm of Bose McKinney & Evans LLP from 1984 to 1991. She has also served in state government, including as Executive Director of the Indiana State Lottery Commission and State of Indiana Budget Director. Ms. Blackwell serves as a director of Celanese Corporation, a global technology and specialty materials company, and Ingevity Corporation, a leading global manufacturer of specialty chemicals and high performance carbon materials. Ms. Blackwell previously served as a member of the Board of Directors of Essendant Inc., a leading national wholesale distributor of business products, from 2007 to 2018 and Phoenix Companies Inc., a life insurance company, from 2004 to 2009.

Skills and Qualifications

∎	Senior Leadership Experience: Extensive experience as a business leader, including serving as the Chief Financial Officer of Cummins Inc.

∎	Financial: Deep financial acumen as CFO and senior finance leader in engine-related industry

∎	Corporate Governance: Experience serving on the board of directors of multiple international companies

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∎	International: Significant knowledge of the global marketplace gained from her business experience and background

∎	Sustainability and Corporate Responsibility: Extensive experience with ESG topics through service as CEO of Cummins Foundation and Executive Vice President of Corporate Responsibility for Cummins Inc.

∎	Talent Management: Experience leading global teams

			Director Since	Other Public Directorships
	Age:	57	December 2018	CEAT Ltd. Acorn International Inc.
	Committee:	Audit
	Independent:	Yes

Pierre Cohade

Mr. Cohade served as the Chief Executive Officer of Triangle Tyre, China’s largest private tire manufacturer from 2015 to 2016. From 2013 to 2015, Mr. Cohade was a Senior Advisor at ChinaVest, Wells Fargo’s investment banking affiliate in China. During 2012, he served as an independent consultant for various private equity concerns. Prior thereto he served as the President, Asia Pacific, of The Goodyear Tire & Rubber Company from 2004 to 2011. From 2003 to 2004, Mr. Cohade served as the Division Executive Vice President of the Global Water and Beverage division of Danone SA. From 1985 to 2003, Mr. Cohade served in roles of increasing responsibility at Eastman Kodak Co., ultimately serving as the Chairman of Kodak’s Europe, Africa, Middle East and Russia Region. Mr. Cohade serves as a director of CEAT Ltd. (one of India’s leading tire manufacturers), Acorn International Inc., (a leading marketing and branding company in China focused on content creation, distribution, and product sales through digital media), and Deutsche Bank China. Mr. Cohade is currently the Chairman of IMA in China, a leading peer group forum for CEOs and senior executives located in China, and is an independent advisor to companies on China, strategy and operations.

Skills and Qualifications

∎	Senior Leadership Experience: Extensive experience as a business leader in a number of industries

∎	Financial: Experience leading large business units at The Goodyear Tire & Rubber Company, Danone SA, and Eastman Kodak Co.

∎	International: Significant experience in a number of senior global positions, with extensive experience and expertise in China

∎	Marketing and Consumer Focus: Deep experience in the consumer products industry

∎	Manufacturing and Operations: Experience in overseeing manufacturing and operations in China at The Goodyear Tire & Rubber Company and Triangle Tyre

∎	Talent Management: Experience leading global teams

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			Director Since	Other Public Directorships
	Age:	64	March 2010	Thomson Reuters SS&C Technologies, Inc.
	Committee:	Compensation, Executive
	Independent:	Yes

Michael E. Daniels

Prior to his retirement in March 2013, Mr. Daniels was the Senior Vice President and Group Executive of IBM Services, a business and IT services company with operations in more than 160 countries around the world. In this role, Mr. Daniels had worldwide responsibility for IBM’s Global Services business operations in outsourcing services, integrated technology services, maintenance, and Global Business Services, the consulting and applications management arm of Global Services. Since he joined IBM in 1976, Mr. Daniels held a number of leadership positions in sales, marketing, and services, and was general manager of several sales and services businesses, including IBM’s Sales and Distribution operations in the United States, Canada and Latin America; its Global Services team in the Asia Pacific region; Product Support Services; Availability Services; and Systems Solutions. Mr. Daniels serves as a director of Thomson Reuters, a provider of intelligent information for businesses, and SS&C Technologies, a provider of specialized software, software enabled-services and software as a service solutions to the financial services industry.

Skills and Qualifications

∎	Senior Leadership Experience: Decades of senior leadership experience at IBM

∎	Industry Experience: Broad and extensive global business experience in a wide range of global roles as an executive at IBM, including decades of experience in the service space

∎	Technology, Cyber Security and IT: Deep understanding of critical areas of enterprise service functions and information technology, including cyber security

∎	International: Experience as a senior manager of a global organization as well as international experience living and working in a variety of cultures

∎	Talent Management: Experience leading global teams at IBM and in service on the compensation committee of public companies

			Director Since	Other Public Directorships
	Age:	46	September 2016	Mexichem, S.A.B. Elementia S.A.B. Grupo Lala S.A.B.
	Committee:	Governance, Executive
	Independent:	Yes

Juan Pablo del Valle Perochena

Mr. Perochena has been the Chairman of Mexichem, S.A.B. de C.V., a chemical and petrochemical producer and seller and a subsidiary of Kaluz, S.A. de C.V., since April 2011. He became a member of

2019 Proxy Statement	5

our Board in connection with the merger of Johnson Controls, Inc. and a subsidiary of Tyco International plc in September 2016, “the Merger.” He has been a board member of Mexichem since 2001, and serves on the boards of Kaluz, S.A. de C.V., Elementia S.A. de C.V., a manufacturer and marketer of building materials in the Americas, and Grupo Lala S.A.B., a dairy products company based in Mexico. He is a former director of Grupo Pochteca S.A.B., a manufacturer and marketer of specialty chemicals.

Skills and Qualifications

∎	Senior Leadership Experience: Significant experience as an executive officer and board member of several Mexican companies

∎	Industry Experience: Deep knowledge of the manufacturing industry from his experiences at Mexichem

∎	International: Significant knowledge of the global marketplace gained from his business experience and background

∎	Construction and Real Estate Development: Mr. del Valle Perochena’s service with Kaluz, S.A. de C.V. gives him unique insight into the construction industry and real estate development

∎	Talent Management: Experience leading global teams

			Director Since	Other Public Directorships
	Age:	57	June 2017	Humana, Inc. SiteOne Landscape Supplies
	Committee:	Compensation
	Independent:	Yes

W. Roy Dunbar

Mr. Dunbar was Chairman of the Board of Network Solutions, a technology company and web service provider, and was the Chief Executive Officer from January 2008 until October 2009. Mr. Dunbar also served as the President of Global Technology and Operations for MasterCard Incorporated from September 2004 until January 2008. Prior to MasterCard, Mr. Dunbar worked at Eli Lilly and Company for 14 years, serving as President of Intercontinental Operations, and earlier as Chief Information Officer. He currently serves as a member of the Board of Directors of Humana and SiteOne Landscape Supply, Inc. and previously served on the boards of Lexmark International and iGate.

Skills and Qualifications

∎	Senior Leadership Experience: Extensive experience leading across functional disciplines

∎	International: Significant experience as a leader and director across US and international markets

∎	Talent Management: Experience in global leadership and service as a director on the compensation committees of multiple companies

∎	Multi-Disciplinary: Career-spanning depth of experience across numerous disciplines including healthcare, information technology, payments, insurance and renewable energy

6	2019 Proxy Statement

			Director Since	Other Public Directorships
	Age:	63	March 2018	USG Corporation Teleflex Corporation
	Committee:	Audit
	Independent:	Yes

Gretchen R. Haggerty

Ms. Haggerty retired in August 2013 after a 37-year career with United States Steel Corporation, an integrated global steel producer, and its predecessor, USX Corporation, which, in addition to its steel production, also managed and supervised energy operations, principally through Marathon Oil Corporation. From March 2003 until her retirement, she served as Executive Vice President & Chief Financial Officer and also served as Chairman of the U. S. Steel & Carnegie Pension Fund and its Investment Committee. Earlier, she served in various financial executive positions at U. S. Steel and USX, beginning in November 1991 when she became Vice President & Treasurer. Ms. Haggerty is currently a director of USG Corporation, a leading manufacturer of building materials, and Teleflex Incorporated, a global provider of medical technology products.

Skills and Qualifications

∎	Senior Leadership Experience: Decades of senior leadership experience at United States Steel Corporation and USX Corporation

∎	Financial: Deep financial acumen as CFO and senior finance leader in steel and energy industries

∎	Corporate Governance: Experience serving on the board of directors of multiple international companies

∎	International: Significant knowledge of the global marketplace gained from her business experience and background

∎	Talent Management: Experience leading global teams

			Director Since	Other Public Directorships
	Age:	58	March 2018	Bayerische Motoren Werke AG Deutsche Post DHL Group
	Committee:	Audit
	Independent:	Yes

Simone Menne

Ms. Menne served as Chief Financial Officer at Boehringer Ingelheim GmbH, Germany’s second largest pharmaceutical company, from September 2016 to December 2017. She previously served as the Chief Financial Officer at Deutsche Lufthansa AG (“Lufthansa”) from January 2016 to August 2016 and as a member of its Executive Board from July 2012 to August 2016. She also served as Chief Officer of Finances and Aviation Services at Lufthansa from July 2012 to January 2016. Prior thereto

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she served in a number of roles of increasing responsibility at Lufthansa from 1989 to 2012. She currently serves on the Supervisory Boards of Bayerische Motoren Werke AG and Deutsche Post DHL Group. She also serves on the Börsensachverständigenkommission (Exchange Experts Commission, BSK) of Deutsche Börse AG.

Skills and Qualifications

∎	Senior Leadership Experience: Decades of senior leadership experience at Lufthansa and Boehringer Ingelheim

∎	Corporate Governance: Experience serving on the supervisory boards of multiple international companies

∎	Financial: Deep financial acumen as CFO and senior finance leader in transportation and pharmaceutical industries

∎	International: Significant knowledge of the global marketplace gained from her business experience and background

∎	Talent Management: Experience leading global teams

			Director Since	Other Public Directorships
	Age:	58	September 2012	Raytheon Company
	Committee:	Executive
	Independent:	No

George R. Oliver

Mr. Oliver became our Chairman and Chief Executive Officer in September 2017. He previously served as our President and Chief Operating Officer following the completion of the merger. Prior to that, Mr. Oliver was Tyco’s Chief Executive Officer, a position he held since September 2012. He joined Tyco in July 2006, serving as president of Tyco Safety Products from 2006 to 2010 and as president of Tyco Electrical & Metal Products from 2007 through 2010. He was appointed president of Tyco Fire Protection in 2011. Before joining Tyco, he served in operational leadership roles of increasing responsibility at several General Electric divisions. Mr. Oliver also serves as a director on the board of Raytheon Company, a company specializing in defense, security and civil markets throughout the world, and is a trustee of Worcester Polytechnic Institute, his alma mater, and serves on the Pro Football Hall Board of Trustees.

Skills and Qualifications

∎	Senior Leadership Experience: Extensive leadership experience over several decades as an executive at Tyco (now the Company) and GE

∎	Industry Experience: Nearly a decade of experience with Tyco, first as president of several of its business units and then as CEO

∎	International: Experience as a director, CEO and a senior manager of global organizations

∎	Talent Management: Experience leading global teams at Johnson Controls, Tyco and GE

∎	Executive Insight: Mr. Oliver offers valuable insights and perspective on the day to day management of the Company’s affairs

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			Director Since	Other Public Directorships
	Age:	60	March 2014	OpenText Corporation
	Committee:	Audit, Executive
	Independent:	Yes

Jürgen Tinggren

Mr. Tinggren joined our Board in March 2014. He was the chief executive officer of the Schindler Group, a global provider of elevators, escalators and related services, through December 2013 and was a member of the Board of Directors of Schindler from March 2014 to 2016. He joined the Group Executive Committee of Schindler in April 1997, initially with responsibility for Europe and thereafter for the Asia/Pacific region and the Technology and Strategic Procurement. In 2007, he was appointed Chief Executive Officer and President of the Group Executive Committee of the Schindler Group. Mr. Tinggren also serves on the Board of OpenText Corporation and is a Trustee of The Conference Board. From 2011 to 2014 he was a director of Schenker-Winkler Holding and from 2014 to 2018 he was a director of the Sika AG Group.

Skills and Qualifications

∎	Senior Leadership Experience: Extensive global business experience as the CEO and a senior leader of Schindler

∎	International: Experience as senior executive and director of European based organizations, deep understanding of international markets

∎	Industry Experience: Deep understanding of building services, industrial products and installation and service businesses

∎	Financial: Deep financial understanding as CEO of Schindler

∎	Business Development/M&A: Significant experience with mergers and acquisitions

∎	Talent Management: Experience leading global teams as CEO of Schindler

			Director Since	Other Public Directorships
	Age:	60	September 2016	The Chemours Company
	Committee:	Compensation
	Independent:	Yes

Mark Vergnano

Mr. Vergnano has been the President, Chief Executive Officer and a director of the Chemours Company, a titanium technologies, fluoroproducts, and chemical solutions producer, since July 2015. He joined our Board in September 2016 upon the completion of the merger with Johnson Controls, Inc.

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Previously, Mr. Vergnano served as Executive Vice President, E. I. du Pont de Nemours and Company from 2009 to June 2015. While at DuPont, he served as group vice president—Safety & Protection from 2006 to 2009, vice president and general manager—DuPont Surfaces and Building Innovations from 2005 to 2006, and vice president and general manager—DuPont Nonwovens from 2003 to 2005.

Mr. Vergnano joined DuPont in 1980 as a process engineer and held a variety of manufacturing, technical and management assignments in DuPont’s global organization. Mr. Vergnano also serves as the Chairman of the Board of Directors for the National Safety Council, and serves as the Vice Chairman of the American Chemistry Council.

Skills and Qualifications

∎	Senior Leadership Experience: Extensive global business experience as an executive and CEO of Chemours and DuPont

∎	International: Experience as senior executive of a multinational company

∎	Industry Experience: Deep understanding of the operations, global sales and marketing in the chemical manufacturing industry

∎	Financial: Deep financial understanding as CEO of Chemours

∎	Talent Management: Experience leading global teams as CEO of Chemours and in managing a variety of business units at DuPont

			Director Since	Other Public Directorships
	Age:	71	March 2009	Marsh & McLennan Companies, Inc. Bank of America
	Committee:	Governance
	Independent:	Yes

R. David Yost

Mr. Yost served as Director and Chief Executive Officer of AmerisourceBergen, a comprehensive pharmaceutical services provider, from August 2001 to June 2011 when he retired. He was Chairman and Chief Executive Officer of AmeriSource Health Corporation from May 1997 to August 2001, and President and Chief Executive Officer of AmeriSource from May 1997 to December 2000. Mr. Yost also held a variety of other positions with AmeriSource Health Corporation and its predecessors from 1974 to 1997. Mr. Yost also serves as a director of Marsh & McLennan Companies, Inc. and Bank of America, and is a member of the board of the United States Air Force Academy Endowment, and serves on its Executive Committee.

Skills and Qualifications

∎	Senior Leadership Experience: Extensive leadership experience gained as the CEO and a director of AmerisourceBergen

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∎	Corporate Governance: Significant corporate governance experience serving as a director of multiple public companies

∎	Risk Management: Exposure to complex risk management concepts gained as a director of Marsh & McLennan and Bank of America

∎	Talent Management: Experience leading global teams as CEO of AmerisourceBergen

			Director Since	Other Public Directorships
	Age:	54	December 2017
	Committee:	Governance
	Independent:	Yes

John D. Young

Mr. Young has served as Group President of Pfizer Innovative Health since January 2018. From June 2016 to January 2018 he served as Group President, Pfizer Essential Health. He was Group President, Global Established Pharma Business for Pfizer from January 2014 until June 2016 and President and General Manager, Pfizer Primary Care from June 2012 until December 2013. He also served as Pfizer’s Primary Care Business Unit’s Regional President for Europe and Canada from 2009 until June 2012 and U.K. Country Manager from 2007 until 2009.

Skills and Qualifications

∎	Senior Leadership Experience: Extensive experience as a business leader with 30 years’ experience with Pfizer

∎	Financial: Experience leading large business units at Pfizer

∎	International: Significant experience in a number of senior global positions at Pfizer

∎	Innovation and Technical Expertise: Specialized expertise in developing healthcare solutions in a variety of medical disciplines

∎	Talent Management: Experience leading global teams

Election of each Director requires the affirmative vote of a majority of the votes properly cast by the holders of ordinary shares represented at the Annual General Meeting in person or by proxy. Each Director’s election is the subject of a separate resolution and shareholders are entitled to one vote per share for each separate Director election resolution.

The Board unanimously recommends that shareholders vote FOR the election of each nominee for Director to serve until the completion of the next Annual General Meeting.

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PROPOSAL NUMBER TWO – APPOINTMENT OF AUDITORS AND AUTHORITY TO SET REMUNERATION

PricewaterhouseCoopers LLP (“PwC”) served as our independent auditors for the fiscal year ended September 30, 2018. The Audit Committee has selected and appointed PwC to audit our financial statements for the fiscal year ending September 30, 2019. The Board, upon the recommendation of the Audit Committee, is asking our shareholders to ratify the appointment of PwC as our independent auditors for the fiscal year ending September 30, 2019 and to authorize the Audit Committee of the Board of Directors to set the independent auditors’ remuneration. Although approval is not required by our Memorandum and Articles of Association or otherwise, the Board is submitting the selection of PwC to our shareholders for ratification because we value our shareholders’ views on the Company’s independent auditors. If the appointment of PwC is not approved by shareholders, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the appointment is approved, the Audit Committee, in its discretion, may select a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Representatives of PwC will attend the Annual General Meeting and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting.

For independent auditor fee information, information on our pre-approval policy of audit and non-audit services, and the Audit Committee Report, please see below.

The ratification of the appointment of the independent auditors and the authorization for the Audit Committee to set the remuneration for the independent auditors requires the affirmative vote of a majority of the votes properly cast by the holders of ordinary shares represented at the Annual General Meeting in person or by proxy.

The Audit Committee and the Board unanimously recommend a vote FOR these proposals.

Audit and Non-Audit Fees

Aggregate fees for professional services rendered to the Company by its independent auditors as of and for the two most recent fiscal years are set forth below. The aggregate fees include fees billed or reasonably expected to be billed for the applicable fiscal year. Fees for fiscal year 2018 include fees billed or reasonably expected to be billed by PwC.

	Fiscal Year 2018		Fiscal Year 2017
	(in millions	)	(in millions	)
Audit Fees	$26.9		$26.1
Audit-Related Fees	2.7		1.8
Tax Fees	6.1		5.9
All Other Fees	1.1		0.4

Total	$36.8		$34.2

PwC Fees

Audit Fees for the fiscal year ended September 30, 2018 were for professional services rendered by PwC and include fees for services performed to comply with auditing standards of the PCAOB

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(United States), including the annual audit of our consolidated financial statements including reviews of the interim financial statements contained in Johnson Controls’ Quarterly Reports on Form 10-Q, issuance of consents and the audit of our internal control over financial reporting. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, such as assistance with and review of documents filed with the SEC.

Audit-Related Fees for the fiscal year ended September 30, 2018 were for services rendered by PwC and include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This category includes fees related to assistance in financial due diligence related to mergers, acquisitions, and divestitures, carve-outs associated with divestitures and spin-off transactions, consultations concerning financial accounting and reporting standards, issuance of comfort letters associated with debt offerings, general assistance with implementation of SEC and Sarbanes-Oxley Act requirements, audits of pension and other employee benefit plans, and audit services not required by statute or regulation.

Tax Fees for the fiscal year ended September 30, 2018 were for services rendered by PwC and primarily include fees associated with tax audits, tax compliance, tax consulting, transfer pricing, and tax planning. This category also includes tax planning on mergers and acquisitions and restructurings, as well as other services related to tax disclosure and filing requirements.

All Other Fees for the fiscal years ended September 30, 2018 were for services rendered by PwC and primarily include fees associated with information technology consulting, training seminars related to accounting, finance and tax matters, and other advisory services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

In March 2004, the Audit Committee adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax and other permissible non-audit services that may be provided by the independent auditors. The policy identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that the auditors’ independence is not impaired. The policy provides that the Corporate Controller will support the Audit Committee by providing a list of proposed services to the Committee, monitoring the services and fees pre-approved by the Committee, providing periodic reports to the Audit Committee with respect to pre-approved services, and ensuring compliance with the policy.

Under the policy, the Audit Committee annually pre-approves the audit fee and terms of the engagement, as set forth in the engagement letter. This approval includes approval of a specified list of audit, audit-related and tax services. Any service not included in the specified list of services must be submitted to the Audit Committee for pre-approval. No service may extend for more than 12 months, unless the Audit Committee specifically provides for a different period. The independent auditor may not begin work on any engagement without confirmation of Audit Committee pre-approval from the Corporate Controller or his or her delegate.

In accordance with the policy, the chair of the Audit Committee has been delegated the authority by the Committee to pre-approve the engagement of the independent auditors for a specific service when the entire Committee is unable to do so. All such pre-approvals must be reported to the Audit Committee at the next Committee meeting.

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Audit Committee Report

The Audit Committee of the Board is composed of four Directors, each of whom the Board has determined meets the independence and experience requirements of the NYSE and the SEC. The Audit Committee operates under a charter approved by the Board, which is posted on our website. As more fully described in its charter, the Audit Committee oversees Johnson Controls’ financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. Management assures that the Company develops and maintains adequate financial controls and procedures, and monitors compliance with these processes. Johnson Controls’ independent auditors are responsible for performing an audit in accordance with auditing standards generally accepted in the United States to obtain reasonable assurance that Johnson Controls’ consolidated financial statements are free from material misstatement and expressing an opinion on the conformity of the financial statements with accounting principles generally accepted in the United States. The internal auditors are responsible to the Audit Committee and the Board for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and Board determine.

In this context, the Audit Committee has reviewed the U.S. GAAP consolidated financial statements for the fiscal year ended September 30, 2018, and has met and held discussions with management, the internal auditors and the independent auditors concerning these financial statements, as well as the report of management and the report of the independent registered public accounting firm regarding the Company’s internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act. Management represented to the Committee that Johnson Controls’ U.S. GAAP consolidated financial statements were prepared in accordance with U.S. GAAP. In addition, the Committee has discussed with the independent auditors the auditors’ independence from Johnson Controls and its management as required under Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence, and the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard AU Section 380 (Communication with Audit Committees) and Rule 2-07 of SEC Regulation S-X.

In addition, the Audit Committee has received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence. Based upon the Committee’s review and discussions referred to above, the Committee recommended that the Board include Johnson Controls’ audited consolidated financial statements in Johnson Controls’ Annual Report on Form 10-K for the fiscal year ended September 30, 2018 filed with the Securities and Exchange Commission and that such report be included in Johnson Controls’ annual report to shareholders for the fiscal year ended September 30, 2018.

Submitted by the Audit Committee,

Jürgen Tinggren, Chair

Gretchen R. Haggerty

Simone Menne

Mark P. Vergnano

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PROPOSAL NUMBER THREE – AUTHORIZATION TO MAKE MARKET PURCHASES OF COMPANY SHARES

We have historically used open-market share purchases as a means of returning cash to shareholders and managing the size of our base of outstanding shares. These are longstanding objectives that management believes are important to continue.

Under Irish law, neither the Company nor any subsidiary of the Company may make market purchases or overseas market purchases of the Company’s shares without shareholder approval. Accordingly, shareholders are being asked to authorize the Company, or any of its subsidiaries, to make market purchases and overseas market purchases of up to 10% of the Company’s issued shares. This authorization expires after eighteen months unless renewed; accordingly, we expect to propose renewal of this authorization at subsequent Annual General Meetings.

Such purchases would be made only at price levels which the Directors considered to be in the best interests of the shareholders generally, after taking into account the Company’s overall financial position. The Company currently expects to effect repurchases under our existing share repurchase authorization as redemptions pursuant to Article 3(d) of our Articles of Association. Whether or not this proposed resolution is passed, the Company will retain its ability to effect repurchases as redemptions pursuant to its Articles of Association, although subsidiaries of the Company will not be able to make market purchases or overseas market purchases of the Company’s shares unless the resolution is adopted.

In order for the Company or any of its subsidiaries to make overseas market purchases of the Company’s ordinary shares, such shares must be purchased on a market recognized for the purposes of the Companies Act 2014. The New York Stock Exchange, on which the Company’s ordinary shares are listed, is specified as a recognized stock exchange for this purpose by Irish law. The general authority, if approved by our shareholders, will become effective from the date of passing of the authorizing resolution.

Ordinary Resolution

The text of the resolution in respect of Proposal 3 is as follows:

RESOLVED, that the Company and any subsidiary of the Company is hereby generally authorized to make market purchases and overseas market purchases of ordinary shares in the Company (“shares”) on such terms and conditions and in such manner as the Board of Directors of the Company may determine from time to time but subject to the provisions of the Companies Act 2014 and to the following provisions:

(a) The maximum number of shares authorized to be acquired by the Company and/or any subsidiary of the Company pursuant to this resolution shall not exceed, in the aggregate, 91,270,000 ordinary shares of US$0.01 each (which represents slightly less than 10% of the Company’s issued ordinary shares).

(b) The maximum price to be paid for any ordinary share shall be an amount equal to 110% of the closing price on the New York Stock Exchange for the ordinary shares on the trading day preceding the day on which the relevant share is purchased by the Company or the relevant subsidiary of the Company, and the minimum price to be paid for any ordinary share shall be the nominal value of such share.

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(c) This general authority will be effective from the date of passing of this resolution and will expire on the earlier of the date of the Annual General Meeting in 2020 or eighteen months from the date of the passing of this resolution, unless previously varied, revoked or renewed by ordinary resolution in accordance with the provisions of section 1074 of the Companies Act 2014. The Company or any such subsidiary may, before such expiry, enter into a contract for the purchase of shares which would or might be executed wholly or partly after such expiry and may complete any such contract as if the authority conferred hereby had not expired.

The authorization for the Company and/or any its subsidiaries to make market purchases and overseas market purchases of Company shares requires the affirmative vote of a majority of the votes properly cast (in person or by proxy) at the Annual General Meeting.

The Board unanimously recommends that shareholders vote FOR this proposal.

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PROPOSAL NUMBER FOUR – DETERMINE THE PRICE RANGE AT WHICH THE COMPANY CAN RE-ALLOT TREASURY SHARES

Our historical open-market share repurchases and other share buyback activities result in ordinary shares being acquired and held by the Company as treasury shares. We may re-allot treasury shares that we acquire through our various share buyback activities in connection with our executive compensation program and our other compensation programs.

Under Irish law, our shareholders must authorize the price range at which we may re-allot any shares held in treasury (including by way of re-allotment off-market). In this proposal, that price range is expressed as a minimum and maximum percentage of the prevailing market price (as defined below). Under Irish law, this authorization expires after eighteen months unless renewed; accordingly, we expect to propose the renewal of this authorization at subsequent Annual General Meetings.

The authority being sought from shareholders provides that the minimum and maximum prices at which an ordinary share held in treasury may be re-alloted are 95% and 120%, respectively, of the average closing price per ordinary share of the Company, as reported by the New York Stock Exchange, for the thirty (30) trading days immediately preceding the proposed date of re-allotment, save that the minimum price for a re-allotment to satisfy an obligation under an employee share plan is the par value of a share. Any re-allotment of treasury shares will be at price levels that the Board considers in the best interests of our shareholders.

Special Resolution

The text of the resolution in respect of Proposal 4 (which is proposed as a special resolution) is as follows:

RESOLVED, that the re-allotment price range at which any treasury shares held by the Company may be re-alloted shall be as follows:

(a) the maximum price at which such treasury share may be re-alloted shall be an amount equal to 120% of the “market price”; and

(b) the minimum price at which a treasury share may be re-alloted shall be the nominal value of the share where such a share is required to satisfy an obligation under an employee share plan operated by the Company or, in all other cases, an amount equal to 95% of the “market price”; and

(c) for the purposes of this resolution, the “market price” shall mean the average closing price per ordinary share of the Company, as reported by the New York Stock Exchange, for the thirty (30) trading days immediately preceding the proposed date of re-allotment.

FURTHER RESOLVED, that this authority to re-allot treasury shares shall expire on the earlier of the date of the Annual General Meeting of the Company held in 2020 or eighteen months after the date of the passing of this resolution unless previously varied or renewed in accordance with the provisions of section 109 and/or 1078 (as applicable) of the Companies Act 2014 (and/or any corresponding provision of any amended or replacement legislation) and is without prejudice or limitation to any other authority of the Company to re-allot treasury shares on-market.

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The authorization of the price range at which the Company may re-allot any shares held in treasury requires the affirmative vote of at least 75% of the votes properly cast (in person or by proxy) at the Annual General Meeting.

The Board unanimously recommends that shareholders vote FOR this proposal.

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PROPOSAL NUMBER FIVE – ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board recognizes that providing shareholders with an advisory vote on executive compensation can produce useful information on investor sentiment with regard to the Company’s executive compensation programs. As a result, this proposal provides shareholders with the opportunity to cast an advisory vote on the compensation of our executive management team, as described in the section of this proxy statement entitled “Compensation Discussion & Analysis,” and endorse or not endorse our fiscal 2018 executive compensation philosophy, programs and policies and the compensation paid to the Named Executive Officers.

The advisory vote on executive compensation is non-binding, meaning that our Board will not be obligated to take any compensation actions or to adjust our executive compensation programs or policies, as a result of the vote. Notwithstanding the advisory nature of the vote, the resolution will be considered passed with the affirmative vote of a majority of the votes properly cast by the holders of ordinary shares represented at the Annual General Meeting in person or by proxy.

Although the vote is non-binding, our Board and the Compensation Committee will review the voting results. To the extent there is a significant negative vote, we would communicate directly with shareholders to better understand the concerns that influenced the vote. The Board and the Compensation Committee would consider constructive feedback obtained through this process in making future decisions about executive compensation programs.

Advisory Non-Binding Resolution

The text of the resolution, which if thought fit, will be passed as an advisory non-binding resolution at the Annual General Meeting, is as follows:

RESOLVED, that shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion & Analysis section of this proxy statement.

The Board unanimously recommends that shareholders vote FOR this proposal.

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PROPOSAL NUMBER SIX – AUTHORIZATION FOR DIRECTORS TO ALLOT COMPANY SHARES

Under Irish law, directors of an Irish public limited company must have authority from its shareholders to issue any shares, including shares which are part of the company’s authorized but unissued share capital. The Company’s current authorization, approved by shareholders at our 2018 Annual General Meeting, is to issue up to 33% of the authorized but unissued share capital of the Company, which authorization will expire on March 6, 2019 – the date of the 2019 Annual General Meeting. We are presenting this proposal to renew the Board’s authority to issue authorized but unissued shares on the terms set forth below. If this proposal is not passed, the Company will have a limited ability to issue new ordinary shares.

It is customary practice in Ireland to seek shareholder authority to issue shares up to an aggregate nominal value of up to 33% of the aggregate nominal value of the company’s issued share capital and for such authority to be renewed each year. Therefore, in accordance with customary practice in Ireland, we are seeking approval to issue up to a maximum of 33% of our issued ordinary capital for a period expiring on the earlier of the date of the Company’s Annual General Meeting in 2020 or September 6, 2020, unless otherwise varied, revoked or renewed. The Directors of the Company expect to propose renewal of this authorization at subsequent Annual General Meetings.

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. This authority is fundamental to our business and enables us to issue shares, including, if applicable, in connection with funding acquisitions and raising capital. We are not asking you to approve an increase in our authorized share capital or to approve a specific issuance of shares. Instead, approval of this proposal will only grant the Board the authority to issue shares that are already authorized under our Articles of Association upon the terms below. In addition, because we are a NYSE-listed company, our shareholders continue to benefit from the protections afforded to them under the rules and regulations of the NYSE and SEC, including those rules that limit our ability to issue shares in specified circumstances. This authorization is required as a matter of Irish law and is not otherwise required for other companies listed on the NYSE with whom we compete. Accordingly, approval of this resolution would merely place us on par with other NYSE-listed companies.

Ordinary Resolution

The text of the resolution in respect of Proposal 6 (which is proposed as an ordinary resolution) is as follows:

“RESOLVED that the directors be and are hereby generally and unconditionally authorized to exercise all powers to allot and issue relevant securities (within the meaning of section 1021 of the Companies Act 2014) up to an aggregate nominal value of US $3,012,000 (being equivalent to approximately 33% of the aggregate nominal value of the issued share capital of the Company as at the last practicable date prior to the issue of the notice of this meeting) and the authority conferred by this resolution shall expire on the earlier of the date of the Company’s Annual General Meeting in 2020 or September 6, 2020, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot relevant securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.”

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As required under Irish law, the resolution in respect of this proposal is an ordinary resolution that requires the affirmative vote of a majority of the votes properly cast (in person or by proxy) at the Annual General Meeting.

The Board unanimously recommends that shareholders vote FOR this proposal.

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PROPOSAL NUMBER SEVEN – WAIVER OF STATUTORY PRE-EMPTION RIGHTS

Under Irish law, unless otherwise authorized, when an Irish public limited company issues shares for cash to new shareholders, it is required first to offer those shares on the same or more favorable terms to existing shareholders of the company on a pro-rata basis (commonly referred to as the pre-emption right). Our current authorization, approved by shareholders at our 2018 Annual General Meeting, will expire on March 6, 2019, the date of the 2019 Annual General Meeting. We are therefore proposing to renew the Board’s authority to opt-out of the pre-emption right on the terms set forth below.

It is customary practice in Ireland to seek shareholder authority to opt-out of the pre-emption rights provision in the event of the issuance of shares for cash, if the issuance is limited to up to 5% of a company’s issued ordinary share capital. It is also customary practice for such authority to be renewed on an annual basis.

Therefore, in accordance with customary practice in Ireland, we are seeking this authority, pursuant to a special resolution, to authorize the directors to issue shares for cash up to a maximum of approximately 5% of the Company’s authorized share capital without applying statutory pre-emption rights for a period expiring on the earlier of the Annual General Meeting in 2020 or September 6, 2020, unless otherwise varied, renewed or revoked. We expect to propose renewal of this authorization at subsequent Annual General Meetings.

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish customary practice. Similar to the authorization sought for Proposal 6, this authority is fundamental to our business and, if applicable, will facilitate our ability to fund acquisitions and otherwise raise capital. We are not asking you to approve an increase in our authorized share capital. Instead, approval of this proposal will only grant the Board the authority to issue shares in the manner already permitted under our Articles of Association upon the terms below. Without this authorization, in each case where we issue shares for cash, we would first have to offer those shares on the same or more favorable terms to all of our existing shareholders. This requirement could cause delays in the completion of acquisitions and capital raising for our business. This authorization is required as a matter of Irish law and is not otherwise required for other companies listed on the NYSE with whom we compete. Accordingly, approval of this resolution would merely place us on par with other NYSE-listed companies.

Special Resolution

The text of the resolution in respect of Proposal 7 (which is proposed as a special resolution) is as follows:

“RESOLVED that the directors be and are hereby empowered pursuant to section 1023 of the Companies Act 2014 to allot equity securities (as defined in section 1023 of that Act) for cash, pursuant to the authority conferred by proposal 6 of the notice of this meeting as if sub-section (1) of section 1022 of that Act did not apply to any such allotment, provided that this power shall be limited to the allotment of equity securities up to an aggregate nominal value of US $456,000 (being equivalent to approximately 5% of the aggregate nominal value of the issued share capital of the Company as at the last practicable date prior to the issue of the notice of this meeting) and the authority conferred by this resolution shall expire on the earlier of the Company’s Annual General Meeting in 2020 or September 6, 2020, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority,

22	2019 Proxy Statement

which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot equity securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.”

As required under Irish law, the resolution in respect of Proposal 7 is a special resolution that requires the affirmative vote of at least 75% of the votes cast. In addition, under Irish law, the Board may only be authorized to opt-out of pre-emption rights if it is authorized to issue shares, which authority is being sought in Proposal 6.

The Board unanimously recommends that shareholders vote FOR this proposal.

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GOVERNANCE OF THE COMPANY

Vision and Values of Our Board

Our vision is a more comfortable, safe, and sustainable world. In addition to achieving financial performance objectives, our Board and management believe that we must assume a leadership position in the area of corporate governance to fulfill our vision. Our Board believes that good governance requires not only an effective set of specific practices but also a culture of responsibility throughout the company, and governance at Johnson Controls is intended to optimize both. Johnson Controls also believes that good governance ultimately depends on the quality of its leadership, and it is committed to recruiting and retaining Directors and officers of proven leadership ability and personal integrity. Our Board has adopted Corporate Governance Guidelines which provide a framework for the effective governance of Johnson Controls. These guidelines address matters such as the Board’s duties, director independence, director responsibilities, Board structure and operation, director criteria and qualifications, Board succession planning, Board compensation, management evaluation and development, Board orientation and training, Lead Director responsibilities and our Code of Ethics. The Governance Committee regularly reviews developments in corporate governance and updates the Corporate Governance Guidelines and other governance materials as it deems necessary and appropriate.

Johnson Controls’ Values: How We Seek to Conduct Ourselves

Integrity First We promise honesty and transparency. We uphold the highest standards of integrity and honor the commitments we make Purpose Led We believe in doing well by doing good and hold ourselves accountable to make the world a better place through the solutions we provide, our engagement in society, the way we do business, and our commitment to protect people and the environment Customer Driven We win when our customers win. Our long-term strategic relationships provide unique insights and the ability to deliver exceptional customer experiences and solutions Future Focused Our culture of innovation and continuous improvement drives us to solve today's challenges while constantly asking what's next' One Team We are one team, dedicated to working collaboratively together to create the purposeful solutions that propel the world forward

BOARD OF DIRECTORS

Mission of the Board of Directors: What the Board Intends to Accomplish

The mission of Johnson Controls’ Board is to promote the long-term value and health of Johnson Controls in the interests of the shareholders and set an ethical “tone at the top.” To this end, the Board provides management with strategic guidance, and also ensures that management adopts and implements procedures designed to promote both legal compliance and the highest standards of honesty, integrity and ethics throughout the organization.

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Board Responsibilities

All corporate authority is exercised by the Board except for those matters reserved to the shareholders. The Board has retained oversight authority—defining and overseeing the implementation of and compliance with standards of accountability and monitoring the effectiveness of management policies and decisions in an effort to ensure that the Company is managed in such a way to achieve its objectives. The Board delegates its authority to management for managing the everyday affairs of the Company. The Board requires that senior management review major actions and initiatives with the Board prior to implementation. Management, not the Board, is responsible for managing the Company.

Focus Areas of our Board

Strategy and Operations

Ensuring that processes are in place designed to maintain the integrity and ethical conduct of the Company; reviewing and approving strategic plans and profit plans; reviewing corporate performance and staying apprised of relations with shareholders

Talent Overseeing and evaluating management’s systems and senior management performance and compensation; and providing advice and counsel to senior management and plan for effective succession

Governance and Risk Management

Overseeing and evaluating management’s systems and processes for the identification, assessment, management, mitigation, and reporting of major risks; establishing corporate governance standards

Board Composition and Effectiveness

Recommending candidates to the shareholders for election to the Board; setting standards for Director qualification, orientation and continuing education; reviewing and assessing the Board’s leadership structure; and undertaking an annual performance evaluation regarding the effectiveness of the Board

Board Leadership

The Board’s leadership structure generally includes a combined Chairman and CEO role with a strong, independent non-executive lead director. The Board believes our overall corporate governance measures help ensure that strong, independent directors continue to effectively oversee our management and key issues related to strategy, risk and integrity; executive compensation; CEO evaluation; and succession planning. In choosing generally to combine the roles of Chairman and CEO, the Board takes into consideration the importance of in-depth, industry-specific knowledge and a thorough understanding of our business environment and risk management practices in setting agendas and leading the Board’s discussions. Combining the roles also provides a clear leadership structure for the management team and serves as a vital link between management and the Board. This allows the Board to perform its oversight role with the benefit of management’s perspective on our business strategy and all other aspects of the business. Because our CEO has an in-depth knowledge

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of the complexity of a large and diversified international company, our businesses and their management structures, and our overall company strategy—all of which are of critical importance to our performance—the Board believes that our CEO generally is best suited to serve as Chairman and help ensure that the independent directors’ attention is devoted to the issues of greatest importance to Johnson Controls and our shareholders. Our Board periodically reviews its determination to have a single individual act both as Chairman and CEO.

Johnson Controls continues to have a strong governance structure, which includes:A designated lead independent Director with a well-defined role (Mr. Jurgen Tinggren)A Board entirely composed of independent members, with the exception of Mr. OliverAnnual election of Directors by a majority of votes represented at the Annual General MeetingCommittees that are entirely composed of independent DirectorsEstablished governance and ethics guidelines

The Lead Director acts as an intermediary between the Board and senior management. Among other things, the Lead Director’s duties include:

Working with Mr. Oliver to develop and approve Board agendas and meeting schedulesDeveloping agendas for and chairing executive sessions of independent DirectorsServing as principal liaison between the independent Directors and Mr. Oliver on sensitive issuesAdvising Mr. Oliver on the content of the information sent to the BoardBeing reasonably available for direct communication with the Companys major stockholders

Board Oversight of Risk

The Board’s role in risk oversight at Johnson Controls is consistent with Johnson Controls’ leadership structure, with management having day-to-day responsibility for assessing and managing Johnson Controls’ risk exposure and the Board and its committees providing oversight in connection with those efforts, with particular focus on the most significant risks facing Johnson Controls. The Board performs its risk oversight role in several ways. Board meetings regularly include strategic overviews by the CEO that describe the most significant issues, including risks, affecting Johnson Controls. In addition, the Board is regularly provided with business updates from the leaders of Johnson Controls’ business units, and updates from the General Counsel and other functional leaders. The Board reviews the risks associated with Johnson Controls’ financial forecasts, business plan and operations. These risks are identified and managed in connection with Johnson Controls’ robust enterprise risk management (“ERM”) process. The Company’s ERM process provides the enterprise with a common framework and terminology to ensure consistency in identification, reporting and management of key risks. It is also directly linked to the strategic planning process, and includes a formal process to identify and document the key risks to Johnson Controls perceived by a variety of stakeholders in the enterprise. The results of the ERM process are presented to the Board at least annually.

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The Board has delegated to each of its committees responsibility for the oversight of specific risks that fall within the committee’s areas of responsibility. For example:

Audit Committee Reviews and discusses with management the Company's major financial reporting, tax, accounting, internal controls, information technology and compliance risk exposures and the steps management has taken to monitor and control such exposures. Compensation Committee Reviews and discusses with management the extent to which the Company's compensation policies and practices create or mitigate risks for the Company and is involved in management succession planning. Governance Committee Reviews and discusses with management the implementation and effectiveness of the Company's corporate governance policies and EHS programs and oversees the Company's ERM process and cybersecurity efforts.

Board Capabilities

The Johnson Controls Board as a whole is strong in its diversity, vision, strategy and business judgment. It possesses a robust collective knowledge of management and leadership, business operations, crisis management, risk assessment, industry knowledge, accounting and finance, corporate governance and global markets.

Since January 1, 2018, the Company has added 4 new Directors to its Board. In adding these Directors, the Board was focused on finding executives with deep financial expertise, experience with the complexities global manufacturing as well as expertise with operating in China. In connection with these efforts, the following Directors were added to the Board

∎	Gretchen R. Haggerty, the former Chief Financial Officer of United States Steel Corporation;

∎	Simone Menne, the former Chief Financial Officer of Boehringer Ingelheim GmbH and Deutsche Lufthansa AG;

∎

Jean Blackwell, who served in several executive level roles at Cummins Inc., including Chief Financial Officer and General Counsel, and most recently as the Chief Executive Officer of the Cummins Foundation and Executive Vice President of Corporate Responsibility; and

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∎	Pierre Cohade, an executive with extensive experience operating in China, including at Triangle Tyre and The Goodyear Tire & Rubber Company.

As a result of these director recruitment efforts, the Company also significantly increased the gender diversity of its Board.

The culture of the Board is such that it can operate swiftly and effectively in making key decisions and facing major challenges. Board meetings are conducted in an environment of trust, open dialogue and mutual respect that encourages constructive commentary. The Board strives to be informed, proactive and vigilant in its oversight of Johnson Controls and protection of shareholder assets. Below is a summary of the key attributes of our Directors:

Key Attributes12 Director NomineesCorporate Governance/Legal/Regulatory 4Gender/Racial Diversity 4Public Company CEO 4Independence 11International Operations and Sales 12IT/Cyber 2M&A/Strategy Development 10Operating/Manufacturing Experience 8Public Company CFO 3Public Company Board 11

Board Committees

To conduct its business the Board maintains three standing committees: Audit, Compensation and Governance, and each of these NYSE required committees are entirely composed of independent Directors. The Board also maintains an Executive Committee comprised of the Chairman, Lead Director and each committee chair that meets to review matters as delegated to it by the Board. All committees report on their activities to the Board.

The Lead Director may also convene “special committees” to review discrete matters that require the consideration of a Board committee, but do not fit within the mandate of any of the standing committees. Special committees report their activities to the Board.

To ensure effective discussion and decision making while at the same time having a sufficient number of independent Directors for its three standing committees, the Board is normally constituted of between ten and thirteen Directors. The minimum and maximum number of Directors is set forth in Johnson Controls’ Articles of Association.

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The Governance Committee reviews the Board’s governance guidelines annually and recommends appropriate changes to the Board.

Board Meetings

The Board meets at least four times annually, and additional meetings may be called in accordance with our Articles of Association. Frequent board meetings are critical not only for timely decisions but also for Directors to be well informed about Johnson Controls’ operations and issues. One of these meetings will be scheduled in conjunction with the Annual General Meeting of shareholders and Board members are required to be in attendance at such meeting either in person or by telephone. The Lead Director and the Chair of the Board are responsible for setting meeting agendas with input from the other Directors.

Committee meetings are normally held in conjunction with Board meetings. Major committee decisions are reviewed and approved by the Board. The Board Chair and committee chairs are responsible for conducting meetings and informal consultations in a fashion that encourages informed, meaningful and probing deliberations. Presentations at Board meetings are concise and focused, and they include adequate time for discussion and decision-making. An executive session of independent Directors, chaired by the Lead Director, is held at least annually, and in practice at most Board meetings.

Directors receive the agenda and materials for regularly scheduled meetings in advance. Best efforts are made to make materials available as soon as one week in advance, but no later than three days in advance. When practical, the same applies to special meetings of the Board. Directors may ask for additional information from, or meetings with, senior managers at any time.

Strategic planning and succession planning sessions are held at least annually at a regular Board meeting. Succession planning meetings focus on the development and succession of not only the CEO but also the other senior executives.

The Board’s intent is for Directors to attend all regularly scheduled Board and committee meetings. Directors are expected to use their best efforts to attend regularly scheduled Board and committee meetings in person. All independent Board members are welcome to attend any committee meeting.

Board and Committee Calendars

A calendar of agenda items for the regularly scheduled Board meetings and all regularly scheduled committee meetings is prepared annually by the Chair of the Board in consultation with the Lead Director, committee chairs, and all interested Directors.

Board Communication

Management speaks on behalf of Johnson Controls, and the Board normally communicates through management with outside parties, including shareholders, business journalists, analysts, rating agencies and government regulators. In certain circumstances Directors may also meet with shareholders to discuss specific governance topics. The Board has established a process for interested parties to communicate with members of the Board, including the Lead Director. If you have any concern, question or complaint regarding our compliance with any policy or law, or would otherwise like to contact the Board, you can reach the Johnson Controls Board of Directors via email at jciboard@jci.com. Depending upon the nature of the communication and to whom it is directed, the

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Secretary will: (a) forward the communication to the appropriate director or directors; (b) forward the communication to the relevant department within the Company; or (c) attempt to handle the matter directly (for example, a communication dealing with a share ownership matter). Shareholders, customers, vendors, suppliers and employees can also raise concerns at www.johnsoncontrolsintegrityhelpline.com. Inquiries can be submitted anonymously and confidentially.

All inquiries are received and reviewed by the Integrity Helpline manager, who is part of the Compliance function. A report summarizing all items received resulting in cases is prepared for the Audit Committee of the Board. The Integrity Helpline manager directs cases to the applicable department (such as customer service, human resources, or in the case of accounting or control issues, forensic audit) and follows up with the assigned case owner to ensure that the cases are responded to in a timely manner. The Board also reviews non-trivial shareholder communications received by management through the Corporate Secretary’s Office or Investor Relations.

Board and Committee Evaluation Process The Governance Committee leads an annual performance evaluation of the Board and each Board committee as described below.

Each Director completes a Board self-evaluation questionnaire and a separate questionnaire for each committee on which the director serves. The Board-specific questionnaire requests ratings and solicits detailed suggestions for improving Board and committee governance processes and effectiveness. The committee-specific questionnaires are tailored to the respective committees’ roles and responsibilities.	Self-evaluation questionnaire results are compiled and summarized by the Office of the Corporate Secretary. The summaries include all specific Director comments, without attribution. Each Director receives the Board self-evaluation summary and the self-evaluation summary for each committee on which the Director serves. The Lead Director and the Chair of the Governance Committee receive all of the self-evaluation summaries and informally consult with each of the Directors.	Committee self-evaluation results are discussed by each committee, and Board self-evaluation results are discussed by the full Board. Each committee and the Board identify areas for further consideration and opportunities for improvement, and implement plans to address those matters. The qualifications and performance of all Board members are reviewed in connection with their re-nomination to the Board.

ONGOING
Directors may discuss concerns, including those related to individual performance separately with the Lead Director.
The Board views self-evaluation of Board and committee performance as an integral part of its commitment to continuous improvement. The Governance Committee annually reviews the evaluation process and considers ways to augment it.

Board and Committee Evaluation ProcessSEPTEMBER-OCTOBEROCTOBER-NOVEMBERDECEMBER

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Board Advisors

The Board and its committees (consistent with the provisions of their respective charters) may retain their own advisors, at the expense of Johnson Controls, as they deem necessary in order to carry out their responsibilities.

Board Compensation and Share Ownership

The Governance Committee periodically reviews the Directors’ compensation and recommends changes in the level and mix of compensation to the full Board. See the Compensation Discussion and Analysis for a detailed discussion of the Compensation Committee’s role in determining executive compensation.

To help align Board and shareholder interests, Directors are encouraged to own Johnson Controls ordinary shares or their equivalent, with the guideline set at five times the annual cash retainer. Directors are expected to attain this minimum stock ownership guideline within five years of joining the Board. Once a Director satisfies the minimum stock ownership recommendation, the Director will remain qualified, regardless of market fluctuations, under the guideline as long as the Director does not sell any stock. Directors are each expected to reach the minimum stock ownership level within the recommended time period. Mr. Oliver receives no additional compensation for service as a Director.

Director Independence

To maintain its objective oversight of management, the Board consists of a substantial majority of independent Directors. Our Board annually determines the independence of each Director and nominee for election as a Director based on a review of the information provided by the Directors and the executive officers, and a survey by our legal and finance departments. The Board makes these determinations under the NYSE Listed Company Manual’s independence standards and our Corporate Governance Guidelines, which are more restrictive than the NYSE independence standards. Independent Directors:

∎	are not former officers or employees of the Johnson Controls or its subsidiaries or affiliates, nor have they served in that capacity within the last five years;

∎	have no current or prior material relationships with Johnson Controls aside from their directorship that could affect their judgment;

∎

have not worked for, nor have any immediate family members that have worked for, been retained by, or received anything of substantial value from Johnson Controls aside from his or her compensation as a Director;

∎	have no immediate family member who is an officer of Johnson Controls or its subsidiaries or has any current or past material relationship with Johnson Controls;

∎

do not work for, nor does any immediate family member work for, consult with, or otherwise provide services to, another publicly traded company on whose board of directors Johnson Controls’ CEO or other senior executive serves;

∎

do not serve as, nor does any immediate family member serve as, an executive officer of any entity with respect to which Johnson Controls’ annual sales to, or purchases from, exceed the greater of two percent of either entity’s annual revenues for the prior fiscal year or $1,000,000.

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∎

do not serve, nor does any immediate family member serve, on either the board of directors or the compensation committee of any corporation that employs either a nominee for director or a member of the immediate family of any nominee for director; and

∎

do not serve, nor does any immediate family member serve, as a director, trustee, executive officer or similar position of a charitable or non-profit organization with respect to which the company or its subsidiaries made charitable contributions or payments in excess of the greater of $1,000,000 or two percent of such organization’s charitable receipts in the last fiscal year.

Directors meet stringent definitions of independence and for those Directors that meet this definition, the Board will make an affirmative determination that a Director is independent. The Board has determined that all of the Director nominees, with the exception of Mr. Oliver meet these standards and are therefore independent of the Company.

Director Service

Directors are elected by an affirmative vote of an absolute majority of the votes represented (in person or by proxy) by shareholders at the Annual General Meeting. They are elected to serve for one-year terms (except in instances where a director is elected during a special meeting), ending after completion of the next succeeding Annual General Meeting. If a Director resigns or otherwise terminates his or her directorship prior to the next Annual General Meeting, the Board may appoint an interim Director until the next Annual General Meeting. Any nominee for Director who does not receive an affirmative vote of an absolute majority of votes represented (in person or by proxy) by shareholders at the Annual General Meeting is not elected to the Board.

Each Director must offer to resign from the Board at the Annual General Meeting following his or her 72nd birthday. The Board may, in its discretion, waive this limit in special circumstances. The rotation of committee chairs and members is considered on an annual basis to ensure diversity of Board member experience and variety of perspectives across the committees, but there is no strict committee chair rotation policy. Any changes in committee chair or member assignments are made based on committee needs, Director interests, experience and availability, and applicable regulatory and legal considerations. Moreover, the value of rotation is weighed carefully against the benefit of committee continuity and experience.

Directors are also expected to inform the Governance Committee of any significant change in their employment or professional responsibilities and are required to offer their resignation to the Board in the event of such a change. This allows for discussion with the Governance Committee to determine if it is in the mutual interest of both parties for the Director to continue on the Board.

The Governance Committee is responsible for the review of all Directors, and where necessary will take action to recommend to shareholders the removal of a Director for performance, which requires the affirmative vote of a majority of the votes represented (in person or by proxy) at a duly called shareholder meeting.

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Board Tenure and Refreshment

Tenure of Individual Director Nominees3 MEMBERS5+ YEARS6 MEMBERS02 YEARS3 MEMBERS25 YEARSBoard Refreshment Post Merger (2016 2018)BOARD REFRESHMENTAVERAGE AGE

Our Director nominees have served an average of 4.7 years on our Board, with six Directors serving for two years or less. The tenure of our Directors is impacted by the merger between Johnson Controls, Inc. and a subsidiary of Tyco International plc. Two of our Director nominees joined our Board on September 2, 2016 in connection with the Merger and four of our Director nominees served as Directors of Tyco prior to the merger. We believe this combination of boards is a positive, with more experienced Directors from each of legacy Johnson Controls and legacy Tyco having a deep knowledge of their respective companies and our newer Directors bringing fresh ideas and perspectives to board discussions. We continually review our board composition to ensure we maintain the right balance of expertise and diverse viewpoints. We also review our board leadership structure and committee memberships each year, taking into account the guidelines outlined in our Corporate Governance Guidelines.

Director Orientation and Education

A formal orientation program is provided to new Directors by the Corporate Secretary on Johnson Controls’ mission, values, governance, compliance and business operations. In addition, a program of continuing education is annually provided to incumbent Directors, and it includes review of the Company’s Code of Ethics. Directors are also encouraged to take advantage of outside continuing education relating to their duties as a Director and to subscribe to appropriate publications at the Company’s expense.

Other Directorships, Conflicts and Related Party Transactions

We recognize the importance of having Directors with significant experience in other businesses and activities; however, Directors are expected to ensure that other commitments, including outside board memberships, do not interfere with their duties and responsibilities as members of the Johnson Controls’ Board. In order to provide sufficient time for informed participation in their Board responsibilities non-executive Directors are required to limit their external directorships of other public companies to three and Audit Committee members are required to limit their audit committee membership in other public companies to two. The Board may, in its discretion, waive these limits in special circumstances. When a Director or the CEO intend to serve on another board, the Governance Committee is required to be notified. The Governance Committee reviews the possibility of conflicts of interest or time constraints and must approve the officer’s or Director’s appointment to the outside board. Each Director is required to notify the Corporate Secretary of any potential conflicts. The CEO may serve on no more than one other public company board. The CEO shall resign or retire from the Board upon resigning or retiring from his role as CEO, following a transition period mutually agreed upon between the CEO and the Compensation Committee.

The Company has a formal, written procedure intended to ensure compliance with the related party provisions in our Code of Ethics and with our corporate governance guidelines. For the purpose

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of the policy, a “related party transaction” is a transaction in which we participate and in which any related party has a direct or indirect material interest, other than ordinary course, arms-length transactions of less than 1% of the revenue of the counterparty. Transactions exceeding the 1% threshold, and any transaction involving consulting, financial advisory, legal or accounting services that could impair a Director’s independence, must be approved by our Governance Committee. Any related party transaction in which an executive officer or a Director has a personal interest, or which could present a possible conflict under the Code of Ethics, must be approved by a majority of disinterested Directors, following appropriate disclosure of all material aspects of the transaction.

Under the rules of the Securities and Exchange Commission, public issuers such as Johnson Controls must disclose certain “related person transactions.” These are transactions in which Johnson Controls is a participant where the amount involved exceeds $120,000, and a Director, executive officer or holder of more than 5% of our ordinary shares has a direct or indirect material interest. Although Johnson Controls engaged in commercial transactions in the normal course of business with companies where Johnson Controls’ Directors were employed and served as officers, none of these transactions exceeded 1% of Johnson Controls’ gross revenues and these transactions are not considered to be related party transactions.

Code of Ethics

We have adopted the Code of Ethics, which applies to all employees, officers, and Directors of Johnson Controls. The Code of Ethics meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K and applies to our CEO, Chief Financial Officer and Chief Accounting Officer, as well as all other employees. The Code of Ethics also meets the requirements of a code of business conduct and ethics under the listing standards of the NYSE. The Code of Ethics is posted on our website at www.johnsoncontrols.com under the heading “About—Ethics and Compliance.” We will also provide a copy of the Code of Ethics to shareholders upon request. We disclose any amendments to the Code of Ethics, as well as any waivers for executive officers or Directors on our website at www.johnsoncontrols.com under the heading “About Us—Ethics and Compliance.” The Board of Directors annually certifies their compliance with the Code of Ethics. The Company maintains established procedures by which employees may anonymously report a possible violation of the Code of Ethics. The Audit Committee maintains procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters. The Audit Committee also maintains procedures for employees to report concerns regarding questionable accounting or auditing policies or practices on a confidential, anonymous basis.

Nomination of Directors and Board Diversity

The Governance Committee, in accordance with the Board’s governance principles, seeks to create a Board that as a whole is strong in its collective knowledge and has a diversity of skills and experience with respect to vision and strategy, management and leadership, business operations, business judgment, crisis management, risk assessment, industry knowledge, accounting and finance, corporate governance and global markets. Although the Johnson Controls Board does not have a specific policy regarding diversity, the Board takes into account the current composition and diversity of the Board (including diversity with respect to race, gender and ethnicity) and the extent to which a candidate’s particular expertise and experience will complement the expertise and experience of other Directors. The Governance Committee also considers the Board’s overall composition when considering a potential new candidate, including whether the Board has an appropriate combination of professional experience, skills, knowledge and variety of viewpoints and backgrounds in light of Johnson Controls’ current and expected future needs. In addition, the Governance Committee believes that it is desirable for new candidates to contribute to a variety of viewpoints on the Board, which may be enhanced by a mix of different professional and personal backgrounds and experiences. The

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Governance Committee periodically reviews these criteria and qualifications to determine any need to revise such criteria and qualifications based upon corporate governance best practices and Johnson Controls’ needs at the time of the review.

General criteria for the nomination of Director candidates include:

•   The highest ethical standards and integrity

•   A willingness to act on and be accountable for Board decisions

•   An ability to provide wise, informed and thoughtful counsel to top management on a range of issues

•   A history of achievement that reflects superior standards for themselves and others

•   Loyalty and commitment to driving the success of the Company

•   An ability to take tough positions while at the same time working as a team player

•   Individual backgrounds that provide a portfolio of experience and knowledge commensurate with the Company’s needs

The Company also strives to have all non-employee Directors be independent. In addition to having such Directors meet the NYSE definition of independence, the Board has set its own more rigorous standard of independence. The Governance Committee must also ensure that the members of the Board as a group maintain the requisite qualifications under NYSE listing standards for populating the Audit, Compensation and Governance Committees. In addition, the Governance Committee ensures that each member of the Compensation Committee is a “Non-Employee” Director as defined in the Securities Exchange Act of 1934 and is an “outside director” as defined in section 162(m) of the U.S. Code.

As provided in its charter, the Governance Committee will consider Director candidates recommended by shareholders. To recommend a Director candidate, a shareholder should write to Johnson Controls’ Secretary at Johnson Controls’ current registered address: One Albert Quay, Cork, Ireland. Such recommendation must include:

Shareholder-recommended Director candidate nominations must include:

•   The name and address of the candidate

•   A brief biographical description, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above

•   The candidate’s signed consent to serve as a Director if elected and to be named in the proxy statement

•   Evidence of share ownership of the person making the recommendation

•   All information required by Article 62 of our Memorandum and Articles of Association to be included in notices for any nomination by a shareholder of an individual for election to the Board

The recommendation must also follow the procedures set forth in Articles 54—68 of our Memorandum and Articles of Association to be considered timely and complete in order to be considered for nomination to the Board.

To be considered by the Governance Committee for nomination and inclusion in the Company’s proxy statement for the 2020 Annual General Meeting, shareholder recommendations for Director must be received by Johnson Controls’ Corporate Secretary no later than September 20, 2019. Once the Company receives the recommendation, the Company may deliver a questionnaire to the candidate

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that requests additional information about the candidate’s independence, qualifications and other information that would assist the Governance Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in the Company’s proxy statement, if nominated. Candidates must complete and return the questionnaire within the time frame provided to be considered for nomination by the Governance Committee. No candidates were recommended by shareholders in connection with the 2019 Annual General Meeting.

The Governance Committee employs an unrelated search firm to assist the Committee in identifying candidates for Director when a vacancy occurs. The Committee also receives suggestions for Director candidates from Board members. All of our nominees for Director are current members of the Board. In evaluating candidates for Director, the Committee uses the qualifications described above, and evaluates shareholder candidates in the same manner as candidates from all other sources. Based on the Governance Committee’s evaluation of the current Directors, each nominee was recommended for election.

Sustainability

Sustainability is an integral part of our vision and values and is integrated into the business strategy of the Company. We believe balanced management attention to profit, people, and the planet will result in the greatest long-term benefit for our customers, employees, shareholders, and society as a whole. We provide scalable, market-based solutions addressing the world’s greatest sustainability challenges. Our offerings help our customers be more resource efficient, sustainable and competitive.

Johnson Controls has had corporate sustainability performance goals since 2002, which we have updated as our company has evolved. In 2017, we launched our new enterprise-wide 2025 Sustainability Strategy, setting global environmental goals to help us enhance our operational excellence, reduce our exposure to climate change risks, reduce our reliance on natural resources, and minimize costs.

2025 Goals (from a 2017 baseline):	2018 Performance:

∎ 25% reduction for energy intensity	∎ 2.7% reduction in energy intensity

∎ 25% reduction for greenhouse gas (“GHG”) intensity	∎ 6.7% reduction in GHG intensity

∎ 10% reduction for water use at water-stressed locations	∎ No increase in water use in water stressed locations

∎ 25% of manufacturing locations certified landfill-free	∎ 7 plants newly certified landfill-free, bringing total to 17

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We are proud to deliver on ambitious commitments to provide innovative products and services, to build a diverse workforce, and to give back to our communities. We believe that through leadership in sustainability, Johnson Controls creates long-term benefit for our customers, employees, shareholders, and society as a whole.

UN Sustainable Development Goals Philanthropic ContributionsAlignment of Volunteer ActivitiesVolunteer Hours

More about Johnson Controls’ sustainability initiatives, commitments, and achievements is available at https://www.johnsoncontrols.com/corporate-sustainability.

For More Information

We believe that it is important that Johnson Controls’ stakeholders and others are able to review its corporate governance practices and procedures. Our corporate governance guidelines are embodied in a formal document that has been approved by Johnson Controls’ Board of Directors. It is available on our website at www.johnsoncontrols.com under the heading “Investors-Corporate Governance.” We will also provide a copy of the corporate governance principles to shareholders upon request. Our corporate governance guidelines and general approach to corporate governance as reflected in our Memorandum and Articles of Association and our internal policies and procedures are guided by U.S. practice and applicable federal securities laws and regulations and NYSE requirements. Although we are an Irish public limited company, we are not subject to, nor have we adopted, the U.K. Corporate Governance Code or any other non-statutory Irish or U.K. governance standards or guidelines. While there are many similarities and overlaps between the U.S. corporate governance standards applied by us and the U.K. Corporate Governance Code and other Irish/U.K. governance standards or guidelines, there are differences, in particular relating to the extent of the authorization to issue share capital and effect share repurchases that may be granted to the Board and the criteria for determining the independence of Directors.

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COMPENSATION OF NON-EMPLOYEE DIRECTORS

Director compensation for fiscal 2018 for non-employee Directors consisted of an annual cash retainer of $120,000 and restricted stock units (“RSUs”) with a grant date value of approximately $155,000 and a one-year vesting term. The Lead Director received an additional $30,000 and the chairs of each standing committee (including the Lead Director as of 2018) received an additional fee of $25,000. A Director who is also an employee receives no additional remuneration for services as a Director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)

Current Directors

Ms. Jean Blackwell(2)	$35,934	$116,250	$152,184

Mr. Pierre Cohade(3)	$0	$0	$0

Mr. Michael E. Daniels (CC)	$145,000	$155,000	$300,000

Mr. Juan Pablo del Vale Perochena (GC)	$134,236	$155,000	$289,236

Mr. W. Roy Dunbar	$120,000	$155,000	$275,000

Mr. Brian Duperreault	$120,000	$155,000	$275,000

Ms. Gretchen R. Haggerty(4)	$68,333	$155,000	$223,333

Ms. Simone Menne(4)	$68,333	$155,000	$223,333

Mr. Jürgen Tinggren(L) (AC)	$175,000	$155,000	$330,000

Mr. Mark Vergnano	$120,000	$155,000	$275,000

Mr. R. David Yost	$120,000	$155,000	$275,000

Mr. John D. Young	$98,152	$193,750	$291,902

Former Directors

Mr. David Abney (5)	$52,000	$0	$52,000

Ms. Natalie Black(5)	$62,833	$0	$62,833

(L)=	Lead Director

(AC)=	Audit Committee Chair

(CC)=	Compensation Committee Chair

(GC)=	Governance Committee Chair

(1)

This column reflects the fair value of the entire amount of awards granted to Directors calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718, excluding estimated forfeitures. The fair value of RSUs is computed by multiplying the total number of shares subject to the award by the closing market price of the Company’s ordinary shares on the date of grant. RSUs granted to Board members generally vest and the underlying units are converted to shares and delivered to Board members on the anniversary of the grant date.

(2)	Ms. Blackwell became a Director on June 13, 2018.

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(3)	Mr. Cohade became a Director on December 5, 2018.

(4)	Both Ms. Haggerty and Ms. Menne became Directors on March 7, 2018.

(5)	Mr. Abney served as a Director through March 7, 2018. Ms. Black served as a Director and Chair of the Governance Committee through March 7, 2018.

Charitable Contributions

The Board understands that its members, or their immediate family members, serve as directors, trustees, executives, advisors and in other capacities with a host of other organizations. If Johnson Controls directs a charitable donation to an organization in which a Johnson Controls Director, or their immediate family member, serves as a director, trustee, executive, advisor, or in other capacities with the organization, the Board must approve the donation. Any such donation approved by the Board will be limited to an amount that is less than 2% of that organization’s annual charitable receipts, and less than 2% of Johnson Controls’ total annual charitable contributions. In line with its matching gift policy for employees, going forward Johnson Controls will make an annual matching gift of up to $5,000 for each Director to qualifying charities.

COMMITTEES OF THE BOARD

The table below sets forth committee membership as of the end of fiscal year 2018 and meeting information for each of the Board Committees.

Name	Audit	Governance	Compensation	Executive	Date Elected/ Appointed to Board

Ms. Jean Blackwell			X		06/13/2018

Mr. Michael E. Daniels			X(C)	X	03/10/2010

Mr. Juan Pablo del Valle Perochena		X(C)		X	09/02/2016

Mr. W. Roy Dunbar			X		06/14/2017

Mr. Brian Duperreault		X			03/25/2004

Ms. Gretchen R. Haggerty	X				03/07/2018

Ms. Simone Menne	X				03/07/2018

Mr. George R. Oliver				X(C)	09/28/2012

Mr. Jürgen Tinggren (L)	X(C)			X	03/05/2014

Mr. Mark Vergnano	X				09/02/2016

Mr. R. David Yost			X		03/12/2009

Mr. John D. Young		X			12/07/2017

Number of Meetings During Fiscal Year 2018	10	4	7	2

(L) = Lead Director

(C) = Committee Chair

During fiscal 2018, the full Board met 4 times. All Directors attended at least 89% of the Board and committee meetings on which they sit. The Board’s governance principles provide that Board members

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are expected to attend each Annual General Meeting in person or by phone. At the 2018 Annual General Meeting, all of our current Board members who were Board members at such time were in attendance.

Audit Committee.    The Audit Committee monitors the integrity of Johnson Controls’ financial statements, the independence and qualifications of the independent auditors, the performance of Johnson Controls’ internal auditors and independent auditors, Johnson Controls’ compliance with legal and regulatory requirements and the effectiveness of Johnson Controls’ internal controls. The Audit Committee is also responsible for retaining, subject to shareholder approval, evaluating, setting the remuneration of, and, if appropriate, recommending the termination of Johnson Controls’ auditors. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee operates under a charter approved by the Board. The charter is posted on Johnson Controls’ website at www.johnsoncontrols.com and we will provide a copy of the charter to shareholders upon request. The current members of the Audit Committee are Messrs. Cohade and Tinggren and Mses. Haggerty and Menne, each of whom is independent under NYSE listing standards and SEC rules for audit committee members. Mr. Young served on the Audit Committee from December 2017 to March 2018, at which time he became a member of the Governance Committee, and Mr. Vergnano served on the Audit Committee from September 2016 to December 2018, at which time he became a member of the Compensation Committee. Mr. Tinggren is the chair of the Audit Committee as well as our independent Lead Director. The Board has determined that Mr. Tinggren and Mses. Haggerty and Menne are audit committee financial experts.

Governance Committee.    The Governance Committee is responsible for identifying individuals qualified to become Board members, recommending to the Board the Director nominees for the Annual General Meeting, developing and recommending to the Board a set of corporate governance principles, and playing a general leadership role in Johnson Controls’ corporate governance. In addition, the Governance Committee oversees our environmental, health and safety management system and enterprise risk assessment activities. The Governance Committee operates under a charter approved by the Board. The charter is posted on Johnson Controls’ website at www.johnsoncontrols.com and we will provide a copy of the charter to shareholders upon request. The current members of the Governance Committee are Messrs. del Valle Perochena, Duperreault, Yost and Young, each of whom is independent under NYSE listing standards. Mr. del Valle Perochena chairs the Governance Committee.

Compensation Committee.    The Compensation Committee reviews and approves compensation and benefits policies and objectives, determines whether Johnson Controls’ officers, Directors and employees are compensated according to these objectives, and assists the Board in carrying out certain of its responsibilities relating to the compensation of Johnson Controls’ executives. The Compensation Committee operates under a charter approved by the Board. The charter is posted on Johnson Controls’ website at www.johnsoncontrols.com and we will provide a copy of the charter to shareholders upon request. The current members of the Compensation Committee are Ms. Blackwell and Messrs. Daniels, Dunbar and Vergnano. Mr. Daniels is the chair of the Compensation Committee. Mr. Yost served on the Compensation Committee from September 2016 to December 2018, at which time he became a member of the Governance Committee. The Board of Directors has determined that each of the members of the Compensation Committee is independent under NYSE listing standards. In addition, each member is a “Non-Employee” Director as defined in the Securities Exchange Act of 1934 and is an “outside director” as defined in section 162(m) of the U.S. Code. For more information regarding the Compensation Committee’s roles and responsibilities, see the Compensation Discussion and Analysis.

Executive Committee.    The Executive Committee assists the Board in fulfilling its oversight responsibility with its review and monitoring of major corporate actions including external corporate

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development activities, business portfolio optimization, capital appropriations and capital expenditures. The Executive Committee was established in September of 2016 and operates under a charter approved by the Board. The charter is posted on Johnson Controls’ website at www.johnsoncontrols.com and we will provide a copy of the charter to shareholders upon request. The current members of the Executive Committee are Messrs. Daniels, del Valle Perochena, Oliver and Tinggren. Mr. Oliver is the chair of the Executive Committee.

Compensation Committee Interlocks and Insider Participation

During fiscal 2018, Ms. Blackwell and Messrs. Daniels, Dunbar, and Yost served on the Compensation Committee. None of the members of the Compensation Committee during fiscal 2018, or as of the date of this proxy statement, is or has been an officer or employee of the Company and no executive officer of the Company served on the compensation committee or board of any company that employed any member of the Company’s Compensation Committee or Board of Directors.

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COMPENSATION DISCUSSION & ANALYSIS

2018 NAMED EXECUTIVE OFFICERS (NEOs)

George R. Oliver	Brian J. Stief	William C. Jackson	Jeffrey Williams	John Donofrio
Chairman & Chief Executive Officer	Executive Vice President & Chief Financial Officer	Vice President & President—Global Products, Building Technologies and Solutions and Corporate Strategy	Vice President & President—Building Solutions EMEA/LA	Executive Vice President, General Counsel

EXECUTIVE SUMMARY

FISCAL YEAR 2018 BUSINESS PERFORMANCE

In fiscal 2018, we made significant progress in our continued transformation while achieving our financial commitments and entering fiscal 2019 with positive momentum. We exited fiscal 2017 facing several challenges, including low single digit organic sales growth with declining gross margins and disappointing free cash flow. We committed to increasing our order rate and backlog, driving revenue growth, improving margins and improving our free cash flow. Throughout the year, our management team remained focused on creating shareholder value, driving the Company’s strategic initiatives and growth agenda, and delivering its financial objectives. This focus translated into solid overall financial and operating performance for fiscal year 2018, including the significant highlights summarized below.

Additionally, based on feedback received from our shareholder outreach program as well as senior management’s discussions with investors throughout the year, we more directly linked our compensation plans with our financial and business strategy by placing a significant emphasis on improving free cash flow and revenue growth. Also, we addressed our legacy change-in-control practices and revised our compensation peer group. With respect to our change-in-control arrangements, we initiated a comprehensive review of our change-in-control policies and agreements, considered the concerns expressed by our shareholders, and we: (i) revised our change-in-control policy going forward to align it with market practice; (ii) continue to actively monitor the status of the three remaining legacy change-in-control agreements with our executive officers, which expire on September 2, 2019; and (iii) when feasible and appropriate, act to address the legacy agreements in a manner consistent with the Company’s long-term objectives. We also revised our compensation peer group to better reflect our industry and strategic focus.

FISCAL YEAR 2018 HIGHLIGHTS

Increased adjusted diluted EPS 9% from $2.60 to $2.83	Achieved organic sales growth of 4% for the Company; organic growth in our Buildings business of 5%, with Buildings field orders up 7% for the full year
Established a Cash Management Office which implemented actions to drive a $1 billion improvement in adjusted free cash flow to $2.3 billion, and achieved a free cash flow conversion rate of 88%	Further strengthened the link of our executive compensation plans to our business strategy and set targets to support our key financial objectives (see 2018 Shareholder Feedback)
Made significant progress on our commitment to deliver over $1 billion in productivity and synergy savings by 2020 by achieving approximately $257 million in savings in fiscal year 2018

Mr. Oliver voluntarily terminated his severance benefits under his legacy Executive Employment Agreement, and his severance arrangements are now governed by an amended severance and change-in-control policy more closely aligned with our peers

Repurchased approximately 7.7 million of our shares at a cost of $300 million and paid approximately $1 billion in dividends	Completed a strategic review of our Power Solutions business, ultimately entering into a definitive agreement to sell the business for $13.2 billion
Executed on our disciplined approach to capital allocation, paying down nearly $2.6 billion in debt	Increased our salesforce capacity and reach by adding 950 sales personnel

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Our operating results in 2018 marked a year of continued progress in our transformation and of significant improvement in our results. Our stronger balance sheet and cash position, coupled with a strong backlog and order growth expectations, position us to continue the momentum into 2019.

PAY-FOR-PERFORMANCE ALIGNMENT

Our compensation plans are designed to link pay and performance. The Compensation Committee annually requests its independent compensation consultant, Farient Advisors LLC, to evaluate the relationship between our executive compensation and our financial and shareholder return performance. To that end, Farient conducts quantitative analyses to test the alignment of our CEO’s pay and our Company performance using different models.

The table to the left shows our CEO’s Realizable Pay as a % of Target Pay relative to our Total Shareholder Return (TSR) for the Company and our peer group.

Realizable Pay as a % of Target is calculated as the two-year average sum of: base salary; actual annual incentive payout for the performance period; performance shares valued at target at the 2018 fiscal year end stock price; restricted stock units valued at the 2018 fiscal year end stock price; and stock options valued at the 2018 fiscal year end Black Scholes value. The two-year average realizable pay is divided by the two-year average target CEO pay to calculate the Realizable Pay as a % of Target. Two years of compensation, rather than three years, is used as it aligns to the tenure of our CEO.

This model simulates the pay-for-performance tests relied upon by proxy voting advisory firms, but also assesses compensation on a performance-adjusted basis. We believe this methodology more appropriately captures the link of our compensation program to our performance and demonstrates the strength of our pay design to link to overall corporate and stock price performance.

This analysis coupled with other pay and performance alignment models, demonstrates that our executive compensation is aligned well with the philosophy and principles of our compensation program, reflecting the feedback directly received from our shareholders.

2018 SHAREHOLDER FEEDBACK

Johnson Controls is committed to the delivery of shareholder value through sustainable growth strategies. We believe that, as part of this commitment, it is important to maintain ongoing dialogue with shareholders to solicit and respond to feedback about our executive compensation programs. At our annual meeting of Johnson Controls shareholders in March 2018, 55% of the shareholder votes cast supported our executive compensation program in an advisory “say-on-pay” vote.

During fiscal year 2018, in response to the advisory vote and to improve alignment of our programs with shareholder expectations, we embarked on a rigorous shareholder outreach effort. This effort included access to both management and, when requested, the committee chair, in order to better understand shareholder views. We solicited feedback from investors representing slightly more than 65% of our outstanding shares. Those solicitations resulted in conversations with shareholders

2019 Proxy Statement	43

representing almost 40% of our outstanding shares. Commenting on our compensation programs, these shareholders:

∎

Stressed the importance of the pay-for-performance alignment on the long-term performance share unit plan and the importance of using one three-year cumulative performance period for the long-term incentive plan metrics

∎	Expressed satisfaction with the metrics of the short-term plan, appropriately focused on cash flow and growth

∎

Recommended improved clarity of the Annual Incentive Performance Plan by sufficiently disclosing our rigorous goal setting process, providing the strategic modifier targets and listing any adjustments made to performance metrics

∎	Expressed concern over the impact of legacy change-in-control agreements

∎	Discussed the appropriateness of the composition of our compensation peer group

In response to these discussions and other investor feedback, the Committee took several significant actions, focused on pay practices and delivering profitable growth and shareholder value to address these issues as described below in “Fiscal Year 2018 Program Changes” and “Fiscal Year 2019 Program Changes.” The Committee is committed to (i) continue to solicit shareholder feedback, and (ii) closely monitor developments in this area and make appropriate adjustments as market practice and governance best practices continue to evolve.

FISCAL YEAR 2018 PROGRAM CHANGES

∎   Introduced annual incentive program metrics to align with shareholder interests of profitability, cash generation and top-line growth. Annual Incentive Performance Policy (AIPP) metrics for 2018 were Free Cash Flow Conversion, organic EBIT Growth and organic Revenue Growth, each weighted equally.

∎   Engaged a new independent compensation consultant to evaluate fresh perspectives to ensure that our approaches to compensation represent leading best practices and are appropriately aligned with our business strategy. In December 2017, the Committee engaged Farient Advisors LLC as its new independent compensation consultant.

∎   Revised our change-in-control and severance policy to align with market practice and shareholder feedback. Modified our severance multiples upon a change-in-control termination and an involuntary termination to align with market. In addition, we implemented restrictive covenants and amended our definition of good reason to enhance the protection of the interests of the Company. The three legacy change-in-control agreements that remain in place until September 2, 2019, are monitored and addressed when appropriate. Mr. Oliver voluntarily terminated his legacy change-in-control agreement in December 2017 and all executive officers who joined the Company after the Merger are subject to the revised policy. Mr. Stief is no longer party to a legacy agreement.

FISCAL YEAR 2019 PROGRAM CHANGES

∎   Revised long-term metrics to align with shareholder feedback. The metrics are now (i) Cumulative Pre-tax earnings growth, (ii) Cumulative Pre-Tax Return on Invested Capital (ROIC) and (iii) Relative Total Shareholder Return (“TSR”), with each metric equally weighted. The change from three separate one year performance periods to one three year cumulative period was made to better align with market practice and shareholder expectations. TSR had previously been included in the long-term plan solely as a modifier.

∎   Modified compensation peer group to improve alignment to our business model and industry. In March 2018, we eliminated six companies and added five industrial companies to better align our peers with our industry and our business model.

∎ Eliminated private club dues. Effective January 2019, the Committee eliminated private club dues reimbursement from our perquisites program.

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EXECUTIVE COMPENSATION PHILOSOPHY & PRINCIPLES

Our executive compensation program is designed to attract and retain highly-qualified executives, motivate our executives to achieve our overall business objectives, and align our executives’ interests with those of our shareholders.

The largest portion of an executive’s compensation is considered variable and at-risk. Short-term and long-term incentives are tied to our performance against financial, operational and strategic goals.

Share ownership guidelines require executives to hold a significant amount of our shares to directly tie the impact on their personal wealth to that of our shareholders.
Incentive programs are designed to support a strong pay-for-performance culture, providing both significant upside for superior performance and significant downside for underperformance.	A pay recoupment policy serves to increase transparency and discourage executives from engaging in behavior that could potentially harm the Company or its shareholders.
Compensation is benchmarked against the general industry market median for executives in comparable positions at similarly sized companies.

The Compensation Committee designs and monitors executive compensation programs that discourage unnecessary or excessive risk taking which could have a material adverse impact on the Company or its shareholders.

An independent compensation consultant provides analysis of our executive compensation structure, plan design, and market competitiveness to ensure an alignment between executives’ interests and those of our shareholders.

Insider trading, anti-hedging and anti-pledging policies prohibit executives from engaging in share transactions that do not align with the interests of the Company or its shareholders.

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ELEMENTS OF COMPENSATION

Base Salary	∎ Provides a fixed level of annual cash compensation that recognizes an individual’s role, skill, performance, contribution, leadership and potential

Our Approach to Linking Pay to Performance

Annual Incentive

∎ Reward achievement of short-term corporate performance goals

RSUs and Share Options

∎ Reward long-term financial results that drive value creation

∎ Reinforce ownership in the Company

∎ Support retention of executives

PSUs

∎ Link compensation to building long-term shareholder value

∎ Reinforce ownership in the Company

∎ Support retention of executives

∎ Align executives’ long-term financial interests with those of our shareholders by including TSR in our incentive design

Annual Incentive Awards

∎ Provides a cash-based incentive opportunity tied to the execution of the operating plan, strategic goals and shareholder expectations which support the long-term sustainability of the Company

∎  Annual incentive award opportunities range from 0% – 200% of target based on the extent to which pre-established objectives are met and individual contributions and desired behaviors are achieved

Long-Term Incentive Equity Awards - Performance Share Units (PSUs) - Share Options - Restricted Share Units (RSUs)

∎ Intended to attract, retain and motivate talent, and to align the interests of executives with the interests of shareholders by linking a significant portion of executives’ total pay opportunities to share price performance

∎ Provides long-term accountability for executives and offers opportunities for capital accumulation

46	2019 Proxy Statement

EXECUTIVE COMPENSATION MANAGEMENT

The Committee is comprised of independent directors who develop, amend and approve our executive compensation program. As an initial guideline, the Committee sets the total direct compensation opportunity (base salary, annual incentive target, and long-term incentive target) for each of our executive officers within a range (+/-20%) of the 50th percentile of the Compensation Peer Group or, where data from the peer group are not available, general industry survey data. The variation of actual pay relative to the market data is dependent on the executive officer’s performance, experience, knowledge, skills, level of responsibility, potential to impact our performance and future success, and the need to retain and motivate strategic talent.

DETERMINING EXECUTIVE COMPENSATION

We believe in offering competitive performance based compensation that aligns with business results, is in the best interest of our shareholders, and delivers value to our executives. As a reflection of this belief, we distribute various responsibilities related to developing, reviewing, and approving the compensation for our named executive officers as shown below.

COMPENSATION COMMITTEE

∎

Develops, amends and approves our executive compensation programs to remain consistent with the Company’s values and philosophy, support the recruitment and retention of executive talent, and help the Company achieve its business objectives

∎	Determines and approves the appropriate level of compensation for all executive officers other than the CEO

∎	Determines and approves short- and long-term incentive plan targets for all executive officers other than the CEO

∎	Evaluates CEO individual performance

∎	Recommends CEO compensation to the independent directors of the Board, including annual and long-term corporate goals relevant to CEO compensation

∎

Reviews the talent development and succession plans for the CEO and other executive officer positions and makes recommendations to the independent directors of the Board regarding the appointment of the executive officers of the Company

∎	Has the sole authority to approve the independent compensation consultant’s fees and terms of the engagement

INDEPENDENT DIRECTORS OF THE BOARD

∎	Review and approve CEO compensation

∎	Review and approve annual and long-term corporate goals relevant to CEO compensation

∎	Review and approve recommendations on talent development and succession planning for CEO and other executive officer positions

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CEO

∎	Recommends compensation for each executive officer to the Committee (the CEO does not make recommendations with respect to his own compensation)

∎	Evaluates performance for the executive officers based on his review of their performance, job responsibilities, importance to our overall business strategy, and our compensation philosophy

INDEPENDENT COMPENSATION CONSULTANT

∎

Informs the Committee of market trends, closely monitors developments in executive compensation, and provides recommendations for appropriate adjustments to the Company’s compensation program, policies, and practices in line with the Company’s business and talent strategies and investor expectations

∎	Analyzes our executive compensation structure and plan designs

∎	Assesses the competitiveness of our compensation program, supporting the Committee’s goal to align executive officer interests with those of our shareholders

∎	Tests the goals incorporated into the incentive plans to ensure appropriate rigor and alignment with shareholder interests

INDEPENDENT COMPENSATION CONSULTANT

In December 2017, the Committee engaged Farient Advisors as its new independent compensation consultant to continue to closely monitor developments and trends in executive compensation and to provide recommendations for appropriate adjustments to the Company’s compensation program, policies, and practices in line with the Company’s business and talent strategies and investor expectations. Other than the services it provided to the Committee, Farient Advisors did not provide any services to the Company. The Compensation Committee has considered and assessed all relevant factors that could give rise to a potential conflict of interest with respect to the work performed. Based on this review, the Compensation Committee has determined that Farient Advisers is independent of the Company and its management, and did not identify any conflict of interest. Prior to December 2017, Willis Towers Watson served as the Committee’s independent compensation consultant. Willis Towers Watson provided the Committee with the compensation peer group and other market data discussed previously for fiscal year 2018, which the Committee references when determining compensation for executive officers.

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BENCHMARKING OUR COMPENSATION AGAINST PEERS

To gauge marketplace compensation levels and practice, in 2017 we worked with Willis Towers Watson, our then independent compensation consultant, to benchmark against both general industry data (excluding financial service companies) adjusted for the approximate size and complexity of the Company, as well as the following compensation peer group companies. The below compensation peer group was approved by the Committee in March 2017.

Compensation Peer Group for Fiscal Year 2018
– 3M Company – Caterpillar Inc. – Danaher Corp. – Deere & Company – DowDuPont Inc.	– Eaton Corporation – Emerson Electric Co. – General Dynamics Corporation – Honeywell International, Inc. – International Paper Company	– Lockheed Martin Corporation – Northrop Grumman Corporation – Raytheon Company – United Technologies Corporation – Whirlpool Corporation

In March 2018, the Compensation Committee engaged our independent compensation consultant, to review the compensation peer group for continued appropriateness. As a result of this review, the Committee approved the following changes to lower the weighting on Aerospace and Defense and improve the business model fit with the building products technology and systems space.

Removed: Danaher Corp., DowDuPont Inc., International Paper Company, Lockheed Martin Corporation, Northrop Grumman Corporation, and Whirlpool Corporation	Added: Cummins Inc., Fluor Corporation, Ingersoll-Rand plc, Parker Hannifin Corporation, and Stanley Black & Decker Inc.

Compensation Peer Group for Fiscal Year 2019
– 3M Company – Caterpillar Inc. – Cummins Inc. – Deere & Company – Eaton Corporation	– Emerson Electric Co. – Fluor Corporation – General Dynamics Corporation – Honeywell International, Inc. – Ingersoll-Rand plc	– Parker Hannifin Corporation – Raytheon Company – Stanley Black & Decker Inc. – United Technologies Corporation

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INCENTIVE PLAN METRIC SELECTION AND GOAL SETTING PROCESS

Central to our pay-for-performance philosophy is maintaining a rigorous goal setting process that is used to determine both our annual incentive plan and long-term incentive plan performance targets. Each year, management, the Compensation Committee, and our independent consultant spend meaningful time determining metrics, goal ranges and testing the appropriateness of our incentive plan thresholds, targets, and maximums.

Each September, the Compensation Committee discusses how our incentive plan metrics support our business, talent, and compensation strategies and whether there are any areas for improvement.

For 2019, the Compensation Committee approved the following changes:

∎ Changed the measurement period of our PSU goals to a three-year cumulative performance period, rather than three annual measurement periods

∎  Reweighted long-term incentive plan goals as follows:

-  1/3 Three-Year Cumulative Pre-Tax Earnings

-  1/3 Three-Year Average Pre-Tax ROIC

-  1/3 Three-Year Relative TSR versus the S&P 500 Industrials

Both management and the Compensation Committee believe these changes further align our compensation strategy with our business strategy and will focus our executives on delivering long-term, sustainable value creation for our shareholders

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Each December, we take a multifaceted approach to evaluating the appropriateness and robustness of our goal ranges. We seek to identify performance goal ranges that contain adequate stretch, but also fit within our risk framework so as not to encourage undue risk taking. Our approach considers the Company’s historical and projected performance; historical and expected performance of the S&P Industrials; historical and projected performance of our peer group in conjunction with our annual plan and external macro-economic factors impacting our business. Based on the data, management then proposes goal ranges for annual and long-term incentives to the Compensation Committee. The Compensation Committee receives an assessment of the competitiveness of the goals from its independent compensation consultant. In its analysis, our independent consultant assesses the probability of achievement of our threshold, target, and maximum and provides the Compensation Committee with an independent perspective on the robustness of our goals. The Committee tests the stretch and potential payouts to ensure they are challenging and the level of performance will be reflected appropriately in the payout levels.

Role	MANAGEMENT	INDEPENDENT COMPENSATION CONSULTANT	COMPENSATION COMMITTEE
	Proposes goal ranges	Evaluates goal ranges	Approves goal ranges
Data Considered	∎ Historical and anticipated performance of S&P 500 Industrials ∎ Analyst performance expectations ∎ Financial forecasts ∎ Macro-economic trends influencing our business

∎   Likelihood of achievement based on historical company, peer and industry results

∎   Analyst performance expectations

∎   Competitiveness of threshold, target, and maximum goal levels

∎   Spread of threshold and maximum

∎ Management and independent consultant presentations

Our metric selection and goal setting processes allow for the continual assessment of how our incentives support our strategy and drive shareholder returns.

ANALYSIS OF FISCAL YEAR 2018 COMPENSATION

TOTAL DIRECT COMPENSATION MIX

Consistent with our pay philosophy, 89% of Mr. Oliver’s compensation pay mix at the end of fiscal year 2018 was comprised of incentive-based pay. On average 81% of the fiscal year 2018 pay mix for our other NEOs was comprised of incentive-based pay

CEO 2018 Compensation Mix

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BASE SALARY

Base pay recognizes each NEO’s role, skill, performance contribution, leadership and potential. It is the only portion of executive total direct compensation that is not “at risk,” and helps us attract and retain individuals who have leadership and management skills to drive the further growth and success of our business.

When establishing base pay, the Compensation Committee generally considers:

∎	For the CEO and CFO an initial guideline of the 50th percentile of peer group data for comparable roles

∎	For NEOs an initial guideline of the 50th percentile of regressed general industry data for comparable roles

∎	The pay position, performance and tenure of each NEO

FISCAL YEAR 2018 BASE SALARY DECISIONS

∎	In connection with his transition to Chairman and CEO, Mr. Oliver received a fiscal year 2018 base salary increase of 20% effective October 1, 2017

∎	As a result of the Committee’s base pay considerations as stated above, Messrs. Stief, Jackson and Williams did not received base salary increases in fiscal year 2018

∎	Mr. Donofrio was hired on November 15, 2017

Fiscal year 2018 salaries in the following table were effective October 1, 2017 – September 30, 2018.

NEO	FY 2017 Base Salary (as of 9/30/2017)	FY 2018 Base Salary (effective 10/1/2017)	Percent Change
George R. Oliver	$1,250,000	$1,500,000	20%
Brian J. Stief	$742,000	$742,000	0%
William C. Jackson	$848,000	$848,000	0%
Jeffrey Williams	$742,000	$742,000	0%
John Donofrio	N/A	$700,000	N/A

52	2019 Proxy Statement

ANNUAL INCENTIVE PERFORMANCE POLICY (AIPP)

Our AIPP rewards executives for their execution of our operating plan and other strategic initiatives, as well as for financial performance that drives long-term shareholder value creation. It places a significant portion of total cash compensation at risk, thereby aligning executive rewards with financial results. It also offers an opportunity for meaningful pay differentiation tied to the performance of the enterprise and the individual business segments.

With respect to our NEOs, our AIPP for fiscal year 2018 was structured as an umbrella plan intended to satisfy the performance-based requirements of Section 162(m) of the Internal Revenue Code. The Committee determined that AIPP would be funded at maximum if a threshold Corporate net income is achieved. The Committee then determines the AIPP payment based on actual achievement of the performance metrics. The exemption for performance-based compensation under Section 162(m) has been repealed effective for taxable years beginning after December 31, 2017, so we do not expect our AIPP for fiscal year 2019 to include an umbrella structure.

Rewarding Performance that Drives Business Success

The annual performance incentive encourages executive officers to focus on financial performance for the fiscal year by basing the award on the following metrics (weighted equally 1/3):

∎   EBIT Growth

∎   Revenue Growth

∎   Adjusted Free Cash Flow Conversion

∎   +/- 25% strategic modifier

For fiscal year 2018, AIPP financial measures were earnings before interest and taxes (EBIT) growth, revenue growth, and adjusted enterprise free cash flow. These measures, defined below, focus our executive officers on the Company’s performance and the business’s profitability, operating strength and efficiency.

SEGMENT EBIT GROWTH (1/3)

We define Segment EBIT as net income attributable to each business unit (Corporate is the aggregate of the two business units and Corporate), adjusted for income tax expense, financing costs, non-controlling interests, foreign exchange and certain significant special items, such as transaction/ integration/ separation costs, impairment charges, acquisitions / divestitures, restructuring costs and the adoption of new accounting pronouncements, all as reflected in our audited financial statements that appear in our Annual Report on Form 10-K.

REVENUE GROWTH (1/3)

We define Revenue as the revenue for each business unit (Corporate is the aggregate of the two business units) adjusted for the impact of foreign exchange, lead and acquisitions /divestitures.

ADJUSTED FREE CASH FLOW CONVERSION (1/3)

We define Adjusted Free Cash Flow Conversion as Free Cash Flow divided by Net Income attributable to JCI, both adjusted for certain significant special items such as transaction/integration/ separation costs, impairment charges, acquisitions / divestitures, restructuring costs and the adoption of new accounting pronouncements, all as reflected in our audited financial statements that appear in our Annual Report on Form 10-K. Free Cash Flow is defined as cash provided by operating activities less capital expenditures.

STRATEGIC MODIFIERS (+/-25%)

Strategic initiatives are determined by management in consultation with the Compensation Committee and the Board.

∎   Achievement of Value Capture and Cost Synergy Targets

∎   Achievement of Organic EBIT Margin Improvement

∎   Achievement of Secured Orders Improvement in Buildings

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For Messrs. Oliver, Stief and Donofrio, 100% of the financial portion of the AIPP earned is based on performance relative to corporate results. For Messrs. Jackson and Williams, 50% of the financial portion of the AIPP earned is based on performance relative to their respective business unit’s results and 50% relative to corporate results. Actual payout can range from zero to two times the target payout percentage for the financial portion, depending on the achievement of goals, with the potential payments increasing as performance improves.

FISCAL YEAR 2018 AIPP PERFORMANCE

As mentioned above, the Compensation Committee uses a robust process to set thresholds, targets, and maximums for incentive plan metrics. This process considers analyst consensus estimates for the S&P 500 Industrials, in addition to the Company’s financial projections and strategic plans and the Company’s results for fiscal year 2017.

The Committee viewed fiscal 2018 as an important year of transition under the leadership of a new CEO, and that the CEO was focused on implementing a number of initiatives designed to bring the Company’s financial performance more in line with that of its peers. These initiatives were intended to drive an intense focus on improving cash flow metrics and growing the top line, while delivering profitability in line with similarly-situated industrial companies.

As a result, the Committee set targets for Revenue Growth and Adjusted Free Cash Flow Conversion significantly above the comparable results from the previous year, fiscal 2017, in order to incent these initiatives and facilitate a rapid transition to a growth focused Company.

Metric	2017 Actual	2018 Corporate Target	2018 Corporate Actual
EBIT Growth	9.0%	9.1%	7.2%
Revenue Growth	1.7%	3.3%	4.3%
Free Cash Flow Conversion	53%	80%	88%

Our achievements against our 2018 targets demonstrate significant progress for the Company and strong momentum for sustainable business performance in future years.

Performance Measures	FY 2018 Goals			FY 2018 Performance	FY 2018 Actual Awards (without strategic modifier)
	Threshold	Target	Maximum	Actual
Corporate
EBIT Growth (1/3)	6.5%	9.1%	12.7%	7.2%
Revenue Growth (1/3)	2.3%	3.3%	5.1%	4.3%	140%
Adjusted Free Cash Flow Conversion (1/3)	70%	80%	85%	88%
Products, Building Technologies and Solutions
EBIT Growth (1/3)	7.9%	9.2%	12.5%	8.0%
Revenue Growth (1/3)	2.5%	3.2%	4.9%	4.7%	147%
Adjusted Free Cash Flow Conversion (1/3)	70%	80%	85%	88%

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The total strategic portion for fiscal year 2018 was achieved at +15% as the Committee determined that the strategic initiative performance criteria shown below were satisfied.

Strategic Initiative +/-25%
Modifier Metric	Performance Goal	Modifier %	FY 2018 Actual %
Achievement of Value Capture and Cost Synergy Targets	≥$220M	+10%	$229M, +10%
	≤$120M	-10%
Achievement of YOY Organic EBIT	≥100 bps	+10%	40 bps, -%
	≤30 bps	-10%
Achievement of YOY Secured Orders in Buildings	≥+5%	+5%	7%, +5%
	≤+1%	-5%
Total Strategic Modifier		+/-25%	15%

The table below summarizes the target award potential and actual payout amounts for Messrs. Oliver, Stief, Jackson, Williams and Donofrio for fiscal year 2018 after applying the 15% strategic initiative performance modifier described above.

NEO	Award Target (as a % of Base Salary)	Award Target ($)	FY 2018 Actual Payout Amount ($)
George R. Oliver	160%	$2,400,000	$3,864,000
Brian J. Stief	110%	$816,200	$1,314,084
William C. Jackson	90%	$763,200	$1,259,474
Jeffrey Williams	90%	$667,800	$1,102,037
John Donofrio	90%	$630,000	$845,250

LONG-TERM EQUITY INCENTIVE AWARDS

Another key element in the compensation of our executive team is long-term equity incentive awards, which tie a significant portion of compensation to the Company’s performance over time.

In 2018, three different types of long-term incentives were granted to our NEOs:

PSUs (weighted 50% of the overall long-term equity incentive awards target value), which vest at the end of three year-performance period and pay out only if specific performance metrics are met;

Share options (weighted 25% of the overall long-term equity incentive awards target value), which are intended to provide value to the holder only if shareholders receive additional value after the date of grant; and

RSUs (weighted 25% of the overall long-term equity incentive awards target value), which vest in equal installments over three years and have a value that changes based on changes in the Company’s share price.

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In total, we believe these grants provide a balanced focus on shareholder value creation and retention of key executives over the course of the vesting period. They are also reflective of market practice within our compensation peer group.

FY 2018 LONG-TERM EQUITY GRANT
	VALUE OF SHARE OPTIONS	VALUE OF RSUs	VALUE OF PSUs	TOTAL TARGET VALUE OF AWARD
George R. Oliver	$2,375,000	$2,375,000	$4,750,000	$9,500,000
Brian J. Stief	$670,750	$670,750	$1,341,500	$2,683,000
William C. Jackson	$689,750	$689,750	$1,379,500	$2,759,000
Jeffrey Williams	$500,000	$500,000	$1,000,000	$2,000,000
John Donofrio	$500,000	$500,000	$1,000,000	$2,000,000

PERFORMANCE SHARE UNITS (PSUs)

PSUs help to ensure our executives’ pay is directly linked to the achievement of strong, sustained long-term operating performance.

For fiscal year 2018, PSUs were tied to NEO performance over a three-year performance cycle with target opportunities based on pre-tax earnings growth and pre-tax return on invested capital (ROIC), as well as a relative total shareholder return (TSR) modifier. Each year of the performance cycle is calculated separately, and the performance percentages achieved for each of the annual periods is weighted one-third and added together to determine the final payout percentage, exclusive of the TSR modifier. These measures, defined below, link directly to both our income statement and balance sheet and have a significant impact on long-term share price and on meeting the investment community’s expectations. Beginning in FY2019, PSU’s will be based on a cumulative three-year performance period.

RETURN ON INVESTED CAPITAL (ROIC) – weighted 60%

We define ROIC as income before income taxes and foreign exchange, adjusted for certain significant special items, such as transaction/ integration/ separation costs, gain or loss on divestitures, impairment charges, restructuring costs, and the adoption of new accounting pronouncements, divided by pre-tax invested capital. Pre-tax invested capital is defined as the monthly weighted average sum of shareholders equity plus total debt, less cash and income tax accounts, adjusted for acquisitions/divestitures and other special items

YEAR-OVER-YEAR PRE-TAX EARNINGS – weighted 40%

We define pre-tax earnings as income before income taxes and foreign exchange, adjusted for certain significant special items, such as transaction/ integration/ separation costs, gain or loss on divestitures, impairment charges, restructuring costs, and the adoption of new accounting pronouncements, all as reflected in our audited financial statements that appear in our Annual Report on Form 10-K.

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TSR MODIFIER (+/-25%)

We define total shareholder return as the percentage change in Johnson Controls’ share price over the performance period (with an adjustment for reinvestment of dividends). The starting price is based on the 30 trading day average preceding the start of the performance cycle. The ending price is based on the 30 trading day average preceding the end of the performance cycle.

Our Compensation Committee set the earnings growth and ROIC thresholds, targets and maximums for the fiscal years 2018-2020 performance period based on both Johnson Controls’ long-term strategic plan, as well as consideration of long-term performance expectations for the S&P 500 Industrials. This approach ensures that we provide competitive incentive compensation based on market competitive performance while continuing to focus on our strategic long-term deliverables.

FY 2018 PSU Grant (2018 – 2020)
Measure	Weighting	Year	Threshold	Target	Maximum
Pre-Tax Earnings Growth	60%	FY 2018	6.5%	9.1%	12.7%
Pre-Tax ROIC	40%	FY 2018	+20 bps	+60 bps	+100 bps

Relative TSR Percentile of S&P 500	Modifier
<25th Percentile	-25%
25th – 75th Percentile	0%
>75th – 100th Percentile	+25%

With respect to fiscal year 2018 for the FY2018-2020 award, Pre-Tax Earnings Growth was 9.7% and Pre-Tax ROIC was +80 bps, which resulted in aggregate performance for fiscal year 2018 of 43.3% of weighted target performance, exclusive of the TSR multiplier.

FY 2017 PSU Grant (2017 – 2019)
Measure	Weighting	Year	Threshold	Target	Maximum
Pre-Tax Earnings Growth	70%	FY 2018	3.0%	7.0%	15.5%
Pre-Tax ROIC	30%	FY 2018	+80 bps	+120 bps	+160 bps

Relative TSR Percentile of S&P 500	Modifier
<25th Percentile	-25%
25th – 75th Percentile	0%
>75th – 90th Percentile	+25%
>90th Percentile	+50%

With respect to fiscal year 2018 for the FY2017-2019 award Pre-Tax Earnings Growth was 11.4% and Pre-Tax ROIC was +110 bps, which resulted in aggregate performance for fiscal year 2018 of 44.0% of weighted target performance, exclusive of the TSR multiplier.

PSUs and RSUs do not provide for dividend equivalents at the time dividends are paid. Rather, all such dividend equivalents are accrued in the account of the plan participant and are paid in shares only upon the vesting of the applicable RSUs, and with respect to PSUs, are paid in shares only to the extent that the applicable performance criteria are met and the PSUs are earned.

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SHARE OPTIONS AND RESTRICTED SHARE UNITS (RSUs)

By awarding share options and RSUs, we link long-term incentives directly to our share price. If our share price decreases, so does the value of the executive officer’s compensation. Share options and RSUs also help us maintain competitive compensation levels in the market and retain high-performing employees through multi-year vesting requirements.

We valued fiscal year 2018 share options using a Black-Scholes valuation. Their exercise price is equal to the closing price of our common shares on the date of the grant. Fifty percent of each share option award vests two years after the date of grant, and the other fifty percent vests three years after the date of grant. Share option vesting is subject to continued employment, with earlier vesting upon retirement, and share options have a ten-year exercise term. The Committee does not permit or engage in “backdating,” repricing or cash buyout of share options.

We value RSUs based on the closing price of our shares at the date of grant. RSUs generally vest in equal installments over three years. If an executive officer holds unvested RSUs at retirement, these shares continue to vest following retirement.

With respect to share options and RSUs granted to Messrs. Oliver and Stief in fiscal 2018, (i) so long as such awards have been outstanding for more than one year, (ii) the executive could not have been terminated for cause, and (iii) the executive is retirement eligible (each of Messrs. Oliver and Stief are retirement eligible), then upon their respective terminations:

∎	RSUs will continue to vest according to their original vesting schedule; and

∎	Share options shall be exercisable in full without regard to any vesting requirements, and shall remain exercisable until the award’s expiration date.

Mr. Oliver voluntarily terminated the Oliver Employment Agreement on December 8, 2017, and beginning with the Fiscal year 2019 annual equity grant he will no longer be subject to the equity award terms above.

Special New Hire Awards

To assist Mr. Donofrio with his transition to Johnson Controls and to compensate him for long-term incentive awards forfeited when he left his prior employer, Mr. Donofrio received a one-time gross cash payment of $500,000 payable at the time of hire and a sign-on equity award of RSUs with a value equal to $2.5 million. Mr. Donofrio’s RSU’s will vest ratably at the rate of one-third of the total award per year, on each of the first three anniversaries of the grant of the award

SHARE OWNERSHIP GUIDELINES

Our share ownership guidelines require NEOs to hold significant amounts of Johnson Controls shares, which aligns executives with shareholders and ties their compensation to share performance as the increase or decrease in share price impacts their personal holdings. If an executive does not meet the minimum ownership guidelines within a five-year period, he or she cannot sell the shares until equity holdings meet the requirements. Until the share ownership guidelines are met, executives are required to retain after-tax shares resulting from an exercise of share options and must retain shares resulting from the vesting of restricted share units. Fiscal year 2018 guidelines for NEO share ownership were:

NEO	Required Minimum Ownership
George R. Oliver	6x base salary
All Other NEOs	3x base salary

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All shares directly or indirectly owned by, and restricted share units granted to, executive officers count towards the requirement. Share options do not count. As of fiscal year end 2018, all NEOs had met or exceeded the applicable share ownership guideline, a strong reflection of our pay-for-performance culture and compensation philosophy.

OTHER BENEFITS

RETIREMENT BENEFITS

The following is a summary of the retirement benefits that we provided to our employees, including our NEOs, during fiscal year 2018. As described below, we made changes to our retirement plans during fiscal year 2018 following a review of our retirement benefits for all employees, including our executives, with the goal of providing benefits under a single set of plans for both legacy Johnson Controls, Inc. and legacy Tyco employees.

401(K) PLAN

All U.S. employees are eligible for the 401(k) plan, including our NEOs. Participants can contribute up to a specified percentage of their compensation on a pre-tax basis; however, executive officers’ percentages may be lower than other participants due to IRS requirements applicable to the 401(k) plan. Prior to January 1, 2018, based on company performance, we matched 75% to 100% of each dollar an employee contributed, up to 6% of the employee’s eligible compensation. Effective January 1, 2018, we changed our Company matching contributions for most participants, including our NEOs, to match 100% of each dollar an employee contributes up to 4% of the employee’s eligible pay, and 50% of each additional dollar up to a total of 6% of the employee’s eligible pay. In addition, the Company makes a varied annual retirement contribution for eligible employees. This group of employees includes all NEOs. Prior to January 1, 2018, the contribution for this group of employees was between 1% and 7% of the participant’s eligible compensation and was based on the participant’s age and service. Effective January 1, 2018, we changed our annual retirement contribution for eligible employees, including our NEOs, to limit contributions to between 1% and 5% of the participant’s eligible compensation, and to base the amount of the contribution generally on the participant’s age and participation or service. Both the matching contribution and the annual retirement contribution are subject to vesting requirements.

Prior to the Merger, legacy Johnson Controls also maintained a pension plan, which covered all U.S. salaried employees hired before January 1, 2006. This plan was frozen on December 31, 2014, and employees no longer accrue future pension benefits under this plan. Mr. Williams is the only NEO who participates in the plan.

RETIREMENT RESTORATION PLAN

The Internal Revenue Code limits the benefits we can provide to employees under the 401(k) plan, including the annual retirement contribution. Thus, we sponsor the Retirement Restoration Plan, which allows all employees whose annual retirement contributions are affected by these Internal Revenue Code limits to receive the full intended amount of the additional annual retirement contributions without regard to such limits. All employees whose annual retirement contributions under the 401(k) plan are limited, including NEOs, are eligible for the Retirement Restoration Plan. Prior to January 1, 2018, the Retirement Restoration Plan also provided for 401(k) spillover deferrals and employer matching contributions for eligible participants. Those benefits were eliminated as of January 1, 2018 for participants other than those participants who were officers of the Company immediately following the Merger including our NEOs, Messrs. Oliver, Stief, Jackson and Williams and certain other high-level employees who participated in the Retirement Restoration Plan prior to the Merger.

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EXECUTIVE DEFERRED COMPENSATION PLAN AND SENIOR EXECUTIVE DEFERRED COMPENSATION PLAN

Prior to January 1, 2018, we maintained the Executive Deferred Compensation Plan, which assisted all senior leaders, including NEOs, with personal financial planning by allowing participants to defer compensation and associated taxes until retirement or termination of employment. It also assisted senior leaders in the management of their executive share ownership requirements. Investment options in the Executive Deferred Compensation Plan mirrored investment options available in our 401(k) Plan.

As of January 1, 2018, to integrate our plans following the Merger, we froze the Executive Deferred Compensation Plan and adopted a new Senior Executive Deferred Compensation Plan. The new Senior Executive Deferred Compensation Plan allows participants, including our NEOs, to defer base salary and annual bonus compensation and the associated taxes until retirement or termination of employment to assist such participants with personal financial planning. The investment options under the new Senior Executive Deferred Compensation Plan continue to mirror investment options in our 401(k) Plan.

PERQUISITES

We provide perquisites to help executive officers be more productive and efficient, and to provide protection from potential business risks. These perquisites are limited in amount and we maintain a strict policy regarding eligibility and use of these benefits. The Compensation Committee grants each executive officer a perquisite allowance of 5% of base salary annually. Upon termination, any unused funds are forfeited. Allowable perquisites include:

∎	Financial and tax planning

∎	Personal use of corporate aircraft capped at $10,000 per year for the NEOs, excluding the CEO, with such amounts calculated pursuant to the Standard Industry Fare level, or SIFL rate

∎	Executive physical, and

∎	Private club dues (eliminated for 2019)

For 2019, we changed the perquisite allowance policy to eliminate reimbursement of private club dues. In addition, unused allowance will no longer carry over from year to year to align with market practices. As part of the transition, officers had the remainder of 2018 to use any carryover balance from prior years. The CEO is encouraged to use the corporate aircraft for both business and personal use to enhance his productivity, maintain confidentiality and ensure personal security.

OTHER POLICIES

PAY RECOUPMENT POLICY

Our pay recoupment policy provides that, in addition to any other remedies available to it and subject to applicable law, if the Board or any committee of the Board determines that any annual or other incentive payment, equity award or other compensation received by an executive officer resulted from any financial result or operating metric that was impacted by the executive officer’s fraudulent or illegal conduct, the Board or a Board committee could recover from the executive officer that compensation it considered appropriate under the circumstances. The Board has the sole discretion to make any and all determinations under this policy.

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INSIDER TRADING, ANTI-HEDGING AND ANTI-PLEDGING POLICY

We maintain an insider trading policy, applicable to all employees and directors. The policy provides that employees may not buy, sell or engage in other transactions in the Company’s shares while aware of material non-public information; buy or sell securities of other companies while aware of material non-public information about those companies that they became aware of as a result of business dealings between the Company and those companies; disclose material non-public information to any unauthorized persons outside of the Company; or engage short sales or hedging transactions through puts, calls, or any other derivative securities involving the Company’s securities. The policy also restricts trading for a limited group of Company employees (including executives and directors) to defined window periods that follow our quarterly earnings releases. In addition, the Company’s directors and executive officers are prohibited from pledging any Company securities held by them or their families as security for a loan, including by holding such securities in a margin account. In addition, our 2012 Share and Incentive Plan prohibits the repricing of share options and share appreciation rights without shareholder approval.

EXECUTIVE SEVERANCE AND CHANGE-IN-CONTROL POLICY

In response to shareholder concerns and in connection with a review the Company’s various executive compensation programs, in December 2017, the Committee revised and updated the Company’s Executive Severance and Change-in-Control Policy to better reflect market practice and to facilitate the transition from legacy change-in-control agreements to a unified policy. The revised policy applies to all new executive hires and promotions. The policy also applies to Mr. Oliver, who voluntarily terminated his change-in-control agreement. Two of our NEO’s, Mr. Jackson and Mr. Williams, still retain their legacy change-in-control agreements, but will transition to the new policy upon the termination of such agreements in September 2019.    In connection with a retention award made to him in September 2017, Mr. Stief terminated his change-in-control agreement and agreed to not be covered by the Company’s Severance and Change-in-Control Policy.

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Details on the updated policy, which applies to Messrs. Oliver and Donofrio, are set forth below:

	Change-In-Control Termination	Severance
Triggering Events

∎  Involuntary termination other than for Cause, permanent disability or death within the period beginning 60 days prior to and ending 2 years following a change-in-control

∎  Good Reason Resignation within the same time period

∎ Involuntary termination other than for Cause, permanent disability or death ∎ Good Reason Resignation
Basis for Cash Severance	Base salary + target annual bonus	Base salary + target annual bonus
Severance Multiple	3x CEO / 2x All Other NEOs	2x CEO / 1.5x All Other NEOs
Release of Claims	Required	Required
Benefits Continuation	Aligned with severance multiple	Aligned with severance multiple
Equity Acceleration

∎  Compensation Committee to provide either for adjustment/assumption of award for a cash settlement

∎  Pro-rated equity acceleration based on number of days worked during vesting period upon a subsequent termination without cause or with good reason within two years after the transaction (PSU’s based on target performance)

∎ Pro-rated equity acceleration based on number of days worked during vesting period
Excise Tax Gross-up Payment	None	None
Restrictive Covenants

∎  Unlimited time for non-disparagement, trade secrets and confidential information

∎  1.5 year post-termination noncompetitive covenant

∎  2 year post-termination non-solicitation covenant

∎  Employee must affirmatively consent to be bound by these covenants as a condition of plan participation

∎  Unlimited time for non-disparagement, trade secrets and confidential information

∎  1.5 year post-termination noncompetitive covenant

∎  2 year post-termination non-solicitation covenant

∎  Employee must affirmatively consent to be bound by these covenants as a condition of plan participation

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EMPLOYMENT AGREEMENTS WITH OTHER NEOs

Messrs. Jackson and Williams are each party to a previously existing change-in-control employment agreement that provides for severance benefits in the event of a qualifying termination or a termination due to the executive’s death or disability. The previously existing change-in-control employment agreements provide that upon a qualifying termination or a termination due to the executive officer’s death or disability within 36 months following the Merger, Messrs. Jackson and Williams would be entitled to the following:

∎

A lump sum severance payment equal to three times the executive officer’s annual cash compensation, which includes the executive officer’s annual base salary and the greater of (a) the average of the executive officer’s annualized annual cash bonuses and long-term performance awards for the three fiscal years preceding the change-in-control, or (b) the sum of the annual cash bonus and long-term performance award for the most recently completed fiscal year (such greater amount, “average performance bonus”);

∎

Payment of a pro rata portion of the executive officer’s average performance bonus (reduced, if the executive officer’s termination occurs on the change-in-control date, by the amount paid in respect of annual cash bonus and PSU’s as a result of a qualifying termination);

∎

A cash payment equal to the lump sum value of the additional benefits the executive officer would have accrued for the remainder of the employment period under the Legacy Johnson Controls’ pension plan and the Legacy Johnson Controls’ Retirement Restoration Plan, assuming the executive officer is fully vested in such benefits at the time of termination; and

∎	Continued medical and welfare benefits for two years following termination of employment without cause or with good reason.

The previously existing change-in-control employment agreements require Messrs. Jackson and Williams to comply with confidentiality provisions during employment and for two years following termination of employment. The Legacy Johnson Controls NEOs would generally have “good reason” to resign under their respective previously existing change-in-control employment agreements if, as determined in good faith by such executive:

∎	The Company assigned the executive officer to duties inconsistent with the executive officer’s position prior to the Merger;

∎	Or the combined Company took other actions to reduce the executive officer’s authority or responsibilities;

∎

The Company breached any provision of the change-in-control employment agreement relating to salary and any benefits required to be paid or provided following the Merger (subject to the acknowledgment in the letter agreement described above);

∎	The Company required the executive officer to relocate;

∎	The Company terminated the executive officer’s employment other than as permitted by the change-in-control employment agreement; or

∎	The Company requested that the executive officer perform an illegal or wrongful act in violation of the Company’s code of conduct.

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As a result of the integration of legacy Johnson Controls, Inc. and legacy Tyco, including changes in reporting relationships and responsibilities, the Company believes that Mr. Jackson has the ability to trigger a “good reason” resignation at any time prior to September 2019 and receive the benefits described above.

GLOBAL ASSIGNMENT AGREEMENT WITH MR. WILLIAMS

In March 2017, Mr. Williams accepted the officer position of Vice President & President, EMEA & Latin America – Building Technologies and Solutions. This new role required Mr. Williams to relocate from the United States to the United Kingdom for the duration of his three-year assignment, and in connection with this move Mr. Williams’ entered into a global assignment agreement that is substantially consistent with the policy applicable to all Johnson Controls employees and includes:

∎	A monthly allowance to offset the difference in costs for goods and services between the United States and the United Kingdom;

∎	A relocation allowance equal to 5% of base salary at the beginning of the assignment, as well as another 5% upon successful completion of the assignment;

∎	Furnished housing in the United Kingdom;

∎	Reimbursement for certain dependent visitation from the United States;

∎	Tax equalization assistance to minimize, within practical limits, any tax advantage or disadvantage of the foreign assignment (in accordance with the Johnson Controls Tax Equalization Policy);

∎

Reimbursement for United Kingdom club membership (Although we have eliminated private club dues under our perquisite policy, club membership benefits are included under our Global Assignment Policy); and

∎	Reimbursement of repatriation fees (e.g. travel expenses back to the United States, 30 days of temporary housing and car rental, shipment of goods).

TAX AND ACCOUNTING CONSIDERATIONS

When determining total direct compensation packages, the Committee considers all factors that may have an impact on our financial performance, including tax and accounting rules and regulations under Section 162(m) of the Internal Revenue Code. For our fiscal year 2018 (and prior fiscal years), Section 162(m) limited our deduction for compensation in excess of $1 million paid in a fiscal year to each of our NEOs, except that the deduction limit did not apply for compensation paid to our Chief Financial Officer and compensation paid to any other NEO that qualified as performance-based compensation under the Section 162(m) regulations. Starting with our 2019 fiscal year, as a result of changes made by Congress to Section 162(m), those exceptions will no longer apply, other than for certain arrangements in place as of November 2, 2017 that qualify for transition relief.

Our compensation philosophy strongly emphasizes performance-based compensation for our executive officers, which has historically minimized the consequences of the Section 162(m) limit on deductibility. The Committee also generally sought to structure the Company’s incentive programs for fiscal year 2018 and prior years in a manner intended to be exempt from the Section 162(m) limit.

64	2019 Proxy Statement

However, the Committee retained and continues to retain full discretion to award compensation packages that will best attract, retain, and reward successful executive officers regardless of tax deductibility. Therefore, the Committee may award compensation that is not fully deductible under Section 162(m) if the Committee believes it will contribute to the achievement of our business objectives.

The Committee also reserves the right to modify compensation that was initially intended to be exempt from the Section 162(m) limit or that otherwise qualifies for transition relief in a manner that may cause it to become subject to the Section 162(m) limit if it determines that such modifications are consistent with the Company’s business needs. In addition, due to uncertainties as to the application and interpretation of Section 162(m) and the transition period for certain compensation arrangements in place as of November 2, 2017, no assurance can be given that compensation intended to be exempt from the Section 162(m) limit will in fact be exempt.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed with management this Compensation Discussion & Analysis and, based on such review and discussion, has recommended to the Board of Directors that the Compensation Discussion & Analysis be included in the Company’s 2018 Annual Report on Form 10-K and this Proxy Statement.

Submitted by the Compensation Committee:

Michael E. Daniels, Chair

Jean Blackwell

Roy Dunbar

Mark Vergnano

R. David Yost

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Executive Compensation Tables

The following table summarizes the compensation earned by our named executive officers in the fiscal years noted. For Messrs. Stief and Jackson, it is important to note that with respect to fiscal 2016 this information generally relates only to compensation paid by Johnson Controls International plc during the period after the Merger (i.e., from September 2, 2016 until September 30, 2016), and does not include compensation that Legacy Johnson Controls paid prior to the Merger in fiscal 2016.

Summary Compensation Table for Fiscal Years 2018, 2017, and 2016

Name and Principal Position	Year ($)	Salary(1) ($)	Bonus(2) ($)	Stock/Unit Awards(3) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
George R. Oliver	2018	1,500,000	-	7,124,963	2,374,997	3,864,000	-	529,908	15,393,868
Chairman & Chief Executive Officer	2017	1,250,000	-	6,187,444	2,359,750	2,449,142	-	346,169	12,592,506
	2016	1,018,939	-	3,605,930	3,550,446	1,250,000	-	182,560	9,607,875
Brian J. Stief	2018	742,000	-	2,012,210	670,744	1,314,084	-	334,324	5,073,362
EVP & Chief Financial Officer	2017	742,000	-	22,012,083	670,473	1,102,892	-	276,604	24,804,052
	2016	60,083	-	4,250,255	-	1,557,362	-	-	5,867,700
William C. Jackson	2018	848,000	-	2,069,221	689,744	1,259,474	-	367,819	5,234,258
VP and President	2017	848,000	-	2,069,205	689,467	797,069	-	263,026	4,666,767
	2016	68,667	-	3,000,101	-	1,491,959	-	-	4,560,727
Jeffrey Williams	2018	742,000	-	1,499,967	499,993	1,102,037	-	875,453	4,719,450
VP and President	2017	742,000	-	1,583,425	416,327	761,935	34,504	604,647	4,142,838
John Donofrio	2018	615,152	500,000	3,999,948	499,993	845,250	-	78,684	6,539,027
EVP, General Counsel

(1)

Deferred Amounts Included: We have not reduced amounts that we show to reflect a named executive officer’s election, if any, to defer the receipt of compensation into our qualified and nonqualified deferred compensation plans.

(2)

Bonus: The amount reflects the value of a one-time cash sign-on bonus provided to Mr. Donofrio in connection with his appointment as our Executive Vice President and General Counsel effective November 15, 2017.

(3)

Stock/Unit Awards and Option Awards: The amounts reflect the fair value of equity awards granted in fiscal 2018, 2017, and 2016. The equity awards granted in fiscal 2018 to each named executive officer consisted of share options, restricted share units (“RSUs”) and performance share units (“PSUs”). The amounts in columns (e) and (f) represent the fair value of the entire amount of the award calculated in accordance with Financial Accounting Standards Board ASC Topic 718, excluding the effect of estimated forfeitures. For share options, amounts are computed by multiplying the fair value of the award (as determined under the Black-Scholes option pricing model) by the total number of options granted. For RSUs, fair value is computed by multiplying the total number of shares subject to the award by the closing market price of our ordinary shares on the date of grant. For PSUs, fair value is based on a model that considers the closing market price of our ordinary shares on the date of grant, the range of shares subject to such stock award, and the estimated probabilities of vesting outcomes. The value of PSUs included in the table assumes target performance. The values of the PSUs at the grant date if the highest level of performance

66	2019 Proxy Statement

conditions were to be achieved would be as follows Mr. Oliver — $9,499,975; Mr. Stief — $2,682,971; Mr. Jackson — $2,758,961; Mr. Williams — $1,999,955; and Mr. Donofrio — $1,999,955. Footnote 12 to our audited financial statements for the fiscal year ended September 30, 2018, which appears in our Annual Report on Form 10-K that we filed with the Securities and Exchange Commission on November 20, 2018, includes assumptions that we used in the calculation of the equity award values.

(4)	Non-Equity Incentive Plan Compensation: The amounts reported in column (g) for each named executive officer reflect annual cash incentive compensation.

(5)

Change In Pension Value: The amounts reported in column (h) generally reflect the actuarial change in the present value of benefits under the qualified defined benefit pension plan established by Johnson Controls, determined as of the measurement dates used for financial statement reporting purposes for the fiscal year indicated and using interest rate and mortality rate assumptions consistent with those reflected in our audited financial statements for the fiscal year indicated. However, because the net change in the present value of Mr. Williams’ benefits under the plan for fiscal 2018 was a negative number ($24,052), we have, consistent with the Securities and Exchange Commission’s disclosure requirements, treated the fiscal 2018 number as zero for purposes of this table. The value that an executive will actually receive under the plan will differ to the extent facts and circumstances vary from what the calculations assume. Changes in the present value of the named executive officer’s benefits are the result of the assumptions applied (as discussed in the footnotes to the “Pension Benefits as of September 30, 2018” table below). No named executive officer received preferential or above market earnings on nonqualified deferred compensation.

(6)	All Other Compensation: The fiscal 2018 amounts reported in column (i) for each named executive officer consist of the following:

Named Executive	Personal Use of Company Aircraft (a)	Expatriate & Relocation Benefits (b)	Tax Gross- Up (c)	Retirement Plan Contributions (d)	Company Vehicle (e)	Club Dues (f)	Financial Planning (g)	Executive Physical (h)	Total All Other Compensation (i)
George R. Oliver	143,163	562	-	382,183	4,000	-	-	-	529,908
Brian J. Stief	-	-	-	187,441	2,191	137,811	4,667	2,214	334,324
William C. Jackson	-	-	-	150,688	13,750	3,255	200,126	-	367,819
Jeffrey Williams	-	578,207	75,318	182,879	1,950	18,362	18,737	-	875,453
John Donofrio	-	32,313	9,699	-	4,588	15,018	17,066	-	78,684

(a)

The Summary Compensation Table reflects, the aggregate incremental pre-tax cost to us for personal use of aircraft for fiscal 2018, which was calculated using a method that takes into account the incremental cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs and other variable costs. Because our aircraft are used primarily for business travel, the calculation does not include the fixed costs that do not change based on usage, such as pilots’ salaries, the acquisition costs of our owned or leased aircraft, and the cost of maintenance not related to trips.

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(b)

We provided relocation benefits in accordance with company policy to Messrs. Oliver and Donofrio in fiscal 2018, to assist with relocation to Johnson Controls headquarters. Mr. Williams received relocation benefits as part of his expatriate assignment set forth below.

	Housing	Tax Equalization	Other Expatriate Benefits & Allowances	Total
Jeffrey Williams	72,236	496,790	9,181	578,207

(c)

The amount shown for Mr. Donofrio represents a tax gross-up payment made with respect to the relocation benefits disclosed in the preceding footnote. The amount shown for Mr. Williams represents tax equalization payments made to him in connection with his expatriate assignment.

(d)	Retirement plan contributions include matching contributions made on behalf of each executive to the Company’s tax-qualified 401(k) plans and Retirement Restoration Plan.

(e)	Amounts reflect costs attributable to the personal use of a vehicle.

(f)	Amounts reflect payments with respect to club dues for Messrs. Stief, Jackson, Williams and Donofrio.

(g)	Amounts reflect payments with respect to financial planning for Messrs. Stief, Jackson, Williams and Donofrio.

(h)	Amount reflects payments with respect to an executive physical for Mr. Stief.

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Fiscal 2018 Grants of Plan-Based Awards Table

The following table summarizes cash-based and equity-based awards for each of the named executive officers that were granted in fiscal 2018.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Share)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
			Threshold ($) (1)	Target ($) (1)	Maximum ($)(1)	Threshold ($) (2)	Target ($) (2)	Maximum ($) (2)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
George R. Oliver	N/A	(7)	400,000	2,400,000	4,800,000	-	-	-	-	-	-	N/A
	12/07/2017		-	-	-	-	-	-	-	336,879	37.36	2,374,997
	12/07/2017		-	-	-	-	-	-	63,570	-	-	2,374,975
	12/07/2017		-	-	-	25,428	127,141	254,282	-	-	-	4,749,988
Brian J. Stief	N/A	(7)	136,033	816,200	1,632,400	-	-	-	-	-	-	N/A
	12/07/2017		-	-	-	-	-	-	-	95,141	37.36	670,744
	12/07/2017		-	-	-	-	-	-	17,953	-	-	670,724
	12/07/2017		-	-	-	7,181	35,907	71,814	-	-	-	1,341,486
William C. Jackson	N/A	(7)	127,200	763,200	1,526,400	-	-	-	-	-	-	N/A
	12/07/2017		-	-	-	-	-	-	-	97,836	37.36	689,744
	12/07/2017		-	-	-	-	-	-	18,462	-	-	689,740
	12/07/2017		-	-	-	7,385	36,924	73,848	-	-	-	1,379,481
Jeffrey Williams	N/A	(7)	111,300	667,800	1,335,600	-	-	-	-	-	-	N/A
	12/07/2017		-	-	-	-	-	-	-	70,921	37.36	499,993
	12/07/2017		-	-	-	-	-	-	13,383	-	-	499,989
	12/07/2017		-	-	-	5,353	26,766	53,532	-	-	-	999,978
John Donofrio	N/A	(7)	105,000	630,000	1,260,000	-	-	-	-	-	-	N/A
	12/07/2017		-	-	-	-	-	-	-	70,921	37.36	499,993
	12/07/2017		-	-	-	-	-	-	80,299	-	-	2,999,971
	12/07/2017		-	-	-	5,353	26,766	53,532	-	-	-	999,978

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(1)

Amounts reported in columns (c) through (e) represent the range of potential cash payments under the annual performance bonuses that could have been earned under the Johnson Controls Annual Incentive Performance Plan for fiscal 2018, as described above under the heading “Annual Incentive Performance Policy (AIPP),” in the Compensation Discussion & Analysis. Threshold amounts assume minimum performance levels are achieved with respect to each performance measure.

(2)

Amounts in columns (f) through (h) show the range of potential share payouts for the PSUs granted to our named executive officers assuming that threshold, target and maximum performance conditions are achieved as described in the section titled “Long-Term Incentive Performance Policy” in the Compensation Discussion & Analysis. The number of PSUs that are earned, if any, will be based on performance for fiscal years 2018 to 2020 and will be determined after the close of fiscal 2020.

(3)

Amounts in column (i) show the value of the RSUs granted to the named executive officers in December 2017 as described in the section titled “Long-Term Incentive Performance Plan” in the Compensation Discussion & Analysis. These awards vest in equal installments over three years. For Mr. Donofrio, the amount in column (i) includes 66,916 RSUs granted in December 2017 in connection with his appointment as our Executive Vice President and General Counsel, which cliff-vest three years from the date of grant.

(4)

Amounts in column (j) show the value of the share options granted for fiscal 2018, as described above under the heading “Long-Term Incentive Performance Policy” in the Compensation Discussion & Analysis. The share options vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date, contingent on the NEO’s continued employment, and expire, at the latest, on the tenth anniversary of the grant date.

(5)	Share options were granted with an exercise price per share equal to the closing market price of our ordinary shares on the date of grant.

(6)

Amounts in column (l) show the grant date fair value of the option awards, RSUs and PSUs granted to the named executive officers. These amounts represent the fair value of the entire amount of the award calculated in accordance with Financial Accounting Standards Board ASC Topic 718 (ASC Topic 718), excluding the effect of estimated forfeitures. For grants of share options, amounts are computed by multiplying the fair value of the award (as determined under the Black-Scholes option pricing model) by the total number of options granted. For grants of RSUs, fair value is computed by multiplying the total number of shares subject to the award by the closing market price of our ordinary shares on the date of grant. For grants of PSUs, the reported fair value assumes achievement of target performance, which is the probable outcome of performance conditions and is consistent with the estimate of aggregate compensation cost to be recognized over the service period.

(7)

The award reflected in this row is an annual incentive performance award that we granted for the performance period of fiscal 2018, the material terms of which we describe in the Compensation Discussion & Analysis section titled “Annual Incentive Performance Plan.”

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Outstanding Equity Awards at 2018 Fiscal Year-End Table

The following table shows, for each of the named executive officers, all equity awards that were outstanding as of September 30, 2018. Dollar amounts are based on the NYSE closing price of $35.00 per share for our ordinary shares on September 28, 2018.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)(2)	Market Value of Shares of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
George R. Oliver					99,519	3,483,165	451,676	15,808,660
	54,237	-	$13.84	10/7/2018
	199,659	-	$16.10	10/1/2019
	166,523	-	$17.79	10/12/2020
	140,097	-	$21.14	10/12/2021
	353,542	-	$26.19	11/20/2022
	176,718	-	$26.19	11/20/2022
	309,996	-	$35.86	11/20/2023
	248,885	82,961	$41.86	11/25/2024
	237,134	237,134	$34.82	10/12/2025
	-	248,994	$41.73	10/7/2026
	-	336,879	$37.36	12/7/2027
Brian J. Stief					604,393	21,153,755	340,826	11,928,910
	37,986	-	$28.14	10/1/2020
	37,443	-	$26.30	10/7/2021
	23,334	-	$25.67	10/5/2022
	15,577	-	$44.57	11/19/2023
	34,920	-	$46.29	11/18/2024
	24,759	24,760	$40.42	10/7/2025
	-	80,975	$41.73	10/7/2026
	-	95,141	$37.36	12/7/2027
William C. Jackson					171,528	6,003,480	139,618	4,886,630
	93,337	-	$26.30	10/7/2021
	58,390	-	$25.67	10/5/2022
	44,445	-	$44.57	11/19/2023
	44,976	-	$46.29	11/18/2024
	27,111	27,112	$40.42	10/7/2025
	-	83,269	$41.73	10/7/2026
	-	97,836	$37.36	12/7/2027

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	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)(2)	Market Value of Shares of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Jeffrey Williams					167,294	5,855,290	93,440	3,270,400
	37,986	-	$28.14	10/1/2020
	30,931	-	$26.30	10/7/2021
	39,831	-	$25.67	10/5/2022
	19,196	-	$44.57	11/19/2023
	20,952	-	$46.29	11/18/2024
	6,437	-	$42.67	1/5/2025
	16,671	16,672	$40.42	10/7/2025
	-	50,281	$41.73	10/7/2026
	-	70,921	$37.36	12/7/2027
John Donofrio					82,042	2,871,470	54,694	1,914,290
	-	70,921	$37.36	12/7/2027

(1)	Vesting information for each outstanding option award for the named executive officers is described in the table below.

Vesting Date	Exercise Price	George R. Oliver	Brian J. Stief	William C. Jackson	Jeffrey Williams	John Donofrio
2018
10/12/2018	$34.82	118,567
11/20/2018	$41.86	82,961
10/7/2018	$41.73	124,497	40,487	41,634	25,140
10/7/2018	$40.42		24,760	27,112	16,672
2019
10/7/2019	$41.73	124,497	40,488	41,635	25,141
10/12/2019	$34.82	118,567
12/7/2019	$37.36	168,439	47,570	48,918	35,460	35,460
2020
12/7/2020	$37.36	168,440	47,571	48,918	35,461	35,461

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(2)

The amounts in columns (f) and (g) reflect, for each named executive officer, the number and market value of RSUs which had been granted as of September 30, 2018, but which remained subject to additional vesting requirements. Scheduled vesting of all RSUs and the number of shares underlying awards, for each of the named executive officer is as follows:

Vesting Date	George R. Oliver	Brian J. Stief	William C. Jackson	Jeffrey Williams	John Donofrio
2018
10/7/2018	17,284	69,504	75,731	46,544
12/7/2018	21,650	6,114	6,287	4,557	27,346
2019
3/8/2019				2,815
9/2/2019		100,828	71,170	97,965
10/7/2019	17,285	5,608	5,765	3,481
12/7/2019	21,650	6,114	6,287	4,558	27,348
2020
3/8/2020				2,816
9/14/2020		102,527
12/7/2020	21,650	313,698	6,288	4,558	27,348

(3)

The amounts in columns (h) and (i) reflect, for each named executive officer, the number and market value of PSUs at maximum which had been granted as of September 30, 2018. The number of shares earned will depend upon actual performance relative to the applicable performance metrics at the end of the performance period. Scheduled vesting of all PSUs and the number of shares underlying awards at target for each of the named executive officers is as follows:

Vesting Date	George R. Oliver	Brian J. Stief	William C. Jackson	Jeffrey Williams	John Donofrio
2019
12/7/2019	191,872	62,400	64,168	38,746
2020
12/7/2020	259,804	278,426	75,450	54,694	54,694

Fiscal 2018 Option Exercises and Stock Vested Table

The following table shows, for each of the named executive officers, the amounts realized from options that were exercised and RSUs that vested during fiscal 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)(1)	(d)	(e)(2)
George R. Oliver	290,344	5,726,409	123,716	4,492,243
Brian Stief	-	-	61,598	2,385,219
William C. Jackson	-	-	77,903	3,012,472
Jeffrey Williams	26,047	225,864	52,242	2,018,335
John Donofrio

(1)

The amounts in column (c) represent the product of the number of shares acquired on exercise and the difference between the market price of the shares at the time of exercise and the exercise price of the options.

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(2)

The amounts in column (e) represent the product of the number of shares a named executive officer acquired on vesting and the closing market price of the shares on the vesting date, plus the value of dividend equivalents released, if any.

Pension Benefits as of September 30, 2018

The following table sets forth certain information with respect to the potential benefits to our named executive officers under the Johnson Controls qualified pension plan as of September 30, 2018. Mr. Williams is the only named executive officer who participates in the plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)
Jeffrey Williams	Johnson Controls Pension Plan	30.67	$1,221,993

(1)

Amounts in this column reflect the following assumptions: A calculation date of September 30, 2018, a 4.08% discount rate for the Johnson Controls Pension Plan, retirement occurring at normal retirement age based on Social Security Normal Retirement Age minus three years, and applicability of the 2006 Static Mortality Table for Annuitants per Treasury Regulation 1.430(h)(3)-1(e), that we used for financial reporting purposes as of September 30, 2018. The valuation method used to determine the present value of the accumulated benefit is the same as the method we used for financial reporting purposes as of September 30, 2018. The value that an executive will actually receive under these benefits will differ to the extent facts and circumstances vary from what these calculations assume

Johnson Controls Pension Plan. The Johnson Controls Pension Plan is a frozen defined benefit pension plan that provides benefits for most non-union U.S. employees hired before January 1, 2006, including Mr. Williams. Because Messrs. Oliver, Stief, Jackson and Donofrio were employed by Johnson Controls after January 1, 2006, they are not participants in the Pension Plan. Subject to certain limitations that the Code imposes, the monthly retirement benefit payable under the Johnson Controls Pension Plan to participants, at normal retirement age in a single life annuity, is determined as follows:

•	1.15% of final average monthly compensation times years of benefit service, plus

•	0.55% of final average monthly compensation in excess of Social Security covered compensation times years of benefit service (up to 30 years)

Service after December 31, 2014 does not count as benefit service in this formula. For purposes of this formula, “final average monthly compensation” means a participant’s gross compensation, excluding certain unusual or non-recurring items of compensation, such as severance or moving expenses, for the highest five consecutive years of the last ten consecutive years of employment occurring prior to January 1, 2015. “Social Security covered compensation” means the average of the Social Security wage base for the 35 years preceding a participant’s normal retirement age. Normal retirement age for Johnson Controls Pension Plan participants is age 65.

Participants in the Johnson Controls Pension Plan generally become vested in their pension benefits upon completion of five years of service. The Pension Plan does not pay full pension benefits until after a participant terminates employment and reaches normal retirement age. However, a participant who terminates employment may elect to receive benefits at a reduced level at any time after age 55, as follows: If a participant terminates employment prior to age 55

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and completing 10 years of service, then the reduction is 5% for each year that benefits begin before their Social Security retirement age; and if a participant terminates employment on or after age 55 and after completing 10 years of service, then the reduction is 5% for each year that benefits begin before the three years preceding the participant’s Social Security retirement age. Mr. Williams is currently eligible for early retirement under the Pension Plan.

Non-Qualified Deferred Compensation Table at Fiscal Year-End

The following table presents information on the non-qualified deferred compensation accounts of each named executive officer at September 30, 2018.

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions(4) ($)	Aggregate Balance at Last FYE(5) ($)
(a)	(b)	(c)	(d)	(e)	(f)
George R. Oliver	220,448	354,750	150,853	(312,611)	1,852,212
Brian J. Stief	2,367,537	160,009	115,086	-	3,904,541
William C. Jackson	82,204	125,956	(290,309)	-	3,223,919
Jeffrey Williams	73,736	150,046	26,182	-	612,508
John Donofrio	15,000	-	140	-	15,140

(1)

Amounts in column (b) include employee contributions under the Johnson Controls Executive Deferred Compensation Plan and the Johnson Controls Retirement Restoration Plan. The Johnson Controls Executive Deferred Compensation Plan allows participants to defer up to 100% of their annual bonuses, long-term performance share units and restricted share awards. The Retirement Restoration Plan allows executive officers to defer up to 6% of their compensation that is not eligible to be deferred into the Johnson Control 401(k) plan because of qualified plan limits that the Code imposes. All of the amounts shown in column (b) are also included in the Summary Compensation Table.

(2)

Amounts in column (c) include employer contribution under the Retirement Restoration Plan. The Retirement Restoration Plan, also credits participants with an amount equal to the difference between the amount of retirement contributions made under the 401(k) plan and what such retirement contribution would have been without regard to the Code limits. All of the amounts shown in column (c) are also included in the Summary Compensation Table.

(3)

The Aggregate Earnings reported in column (d) are not “above-market or preferential earnings” and therefore are not required to be reported in the Summary Compensation Table. The amounts in column (d) reflect all investment earnings, net of fees, on amounts that have been deferred under the Johnson Controls Deferred Compensation Plan and the Johnson Controls Retirement Restoration Plan. Investment earnings include any amounts relating to appreciation in the price of our ordinary shares, and negative amounts relating to depreciation in the price of our ordinary shares with respect to deferred amounts that consist of deferred share units, the value of which is tied to the value of our ordinary shares. In addition, for Mr. Oliver the amounts in column (d) also include earnings or (losses) on his notional account in the Tyco Supplemental Savings and Retirement Plan (the “Legacy Tyco SSRP”), a deferred compensation plan that, prior to the Merger, provided executives with the opportunity to elect to defer base salary and performance-based bonuses and receive tax-deferred market-based notional investment growth. The Legacy

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Tyco SSRP allowed executives to defer amounts above those permitted by Legacy Tyco’s tax-qualified 401(k) Retirement Savings and Investment Plan (the “Legacy Tyco RSIP”) as well as receive any employer contributions that were reduced under the Legacy Tyco RSIP due to IRS compensation limits. Effective January 1, 2018, the Legacy Tyco SSRP was frozen as to new participants and additional deferrals of compensation (subject to specified deferrals relating to the 2017 plan year). Investment options under the Johnson Controls nonqualified deferred compensation plans and Legacy Tyco SSRP include only funds that are available under Johnson Controls tax-qualified 401(k) retirement plans.

(4)

The Aggregate Withdrawals reported in column (e) consist of distributions under the Legacy Tyco SSRP, which allowed participants to elect in-service distributions that could commence after a minimum of five years of deferral. The Legacy Tyco SSRP permitted participants to elect to receive distributions in a single lump sum payment or in up to 15 annual installments. Distributions under the Legacy Tyco SSRP were required to commence upon retirement or other termination of employment.

Potential Payments upon Termination and Change-in-Control

The following table summarizes the severance and other enhanced benefits that would have been payable to the named executive officers upon termination of employment or upon the occurrence of a change-in-control subsequent to the Merger, assuming that the triggering event or events occurred on September 30, 2018. Equity award amounts are based on the closing share price of our ordinary shares of $35.00 on the NYSE on September 28, 2018.

The Johnson Controls Inc. and Tyco Merger was deemed to constitute a change-in-control under the change-in-control employment agreements and equity compensation plans maintained by Legacy Johnson Controls and under the Legacy Tyco Change-in-Control Severance Plan for Certain U.S. Officers and Executives (the “CIC Severance Plan”) and equity compensation plans, triggering certain enhanced benefits for a period following the Merger, as described in the footnotes below the following table. The hypothetical benefits shown below under the Change-in-Control columns reflect amounts that would have been payable in connection with a change-in-control subsequent to the Merger under the arrangements described below. The hypothetical benefits shown below under the “Other Terminations” columns reflect amounts that would have been payable under the various circumstances set forth taking into account the fact that the Merger is treated as a change-in-control under certain plans and agreements applicable to the NEOs.

	Change-in-Control (other than the Merger)		Other Termination (including the impact of the Merger as a change-in-control trigger)
Name/form of Compensation	Without Qualified Termination ($)	With Qualified Termination ($)	With Cause ($)	Without Cause/Good Reason Resignation $	Voluntary Resignation/ Retirement(6) ($)	Death or Disability ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
George Oliver
Severance(1)	-	13,200,000	-	7,350,000	-	-
Benefit Continuation(2)	-	1,294,056	-	201,204	-	-
Accelerated Vesting of Equity Awards(3)(4)	-	7,279,879	-	3,773,594	3,773,594	11,430,179

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	Change-in-Control (other than the Merger)		Other Termination (including the impact of the Merger as a change-in-control trigger)
Name/form of Compensation	Without Qualified Termination ($)	With Qualified Termination ($)	With Cause ($)	Without Cause/Good Reason Resignation $	Voluntary Resignation/ Retirement(6) ($)	Death or Disability ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Brian J. Stief
Severance(5)	-	-	-	-	-	-
Benefit Continuation	-	-	-	-	-	-
Accelerated Vesting of Equity Awards(3)(4)	-	-	-	-	17,480,872	28,644,425

William C. Jackson
Severance(1)	-	9,017,422	-	12,079,569	-	12,079,569
Benefit Continuation	-	-	-	-	-	-
Accelerated Vesting of Equity Awards(3)(4)	-	5,789,848	-	5,789,848	3,341,003	8,446,795

Jeffrey Williams
Severance(1)	-	7,895,848	-	9,076,604	-	9,076,604
Benefit & Perquisite Continuation	-	-	-	-	-	-
Accelerated Vesting of Equity Awards(3)(4)	-	5,299,617	-	5,299,617	3,792,412	7,490,490

John Donofrio
Severance(1)	-	3,290,000	-	1,995,000	-	-
Benefit Continuation(2)	-	248,278	-	84,358	-	-
Accelerated Vesting of Equity Awards(3)	-	3,190,518	-	2,831,602		3,828,615

(1)

For Messrs. Oliver and Donofrio, amounts shown include amounts that would have been payable under the Johnson Controls International plc Severance and Change-in-Control Policy for Officers upon a termination by us without cause or by Mr. Oliver or Mr. Donofrio with good reason or a termination due to death or disability, in each case on September 30, 2018. These amounts include: (a) a lump sum severance payment equal to three times for Mr. Oliver and two times for Mr. Donofrio the sum of annual base salary and target bonus amount; and (b) payment of a prorated portion of the target bonus amount for the year of termination. Termination for “cause” under the Johnson Controls International plc Severance and Change-in-Control Policy for Officers is defined generally as a termination of the executive officer’s employment by us due to the executive officer’s failure or refusal to perform the duties and responsibilities of his job, violation of any fiduciary duty owed to us or our affiliates, conviction of, or entry of a plea of nolo contendere with respect to, specified crimes, dishonesty, theft, violation of our rules or policy, or other egregious or morally repugnant conduct that has, or could have, a serious and detrimental impact on us, our affiliates or our employees. Resignation by an executive officer for “good reason” is defined generally as a resignation within 60 days prior to or two years following a change-in-control caused by any of several specified adverse changes to his employment

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circumstances, including diminution of his authority, duties or responsibilities, a change of more than 50 miles in the geographic location at which the executive officer must perform services that extends the commute of the executive officer, reduction of the executive officer’s base compensation or target incentive opportunities, or our failure to secure an assumption of our obligations under the Johnson Controls International plc Severance and Change-in-Control Policy for Officers. For Messrs. Jackson and Williams, amounts shown include severance amounts that would have been payable under the executive officers’ respective change-in-control employment agreements upon a termination by us without cause or by the officer with good reason (a “Legacy Johnson Controls qualifying termination”), or a termination due to the executive officer’s death or disability, in each case on September 30, 2018, which is within the protected 36-month period following the Merger (such protected period, the “employment period”). These amounts include: (a) a lump sum severance payment equal to three times the executive officer’s annual cash compensation, which includes the executive officer’s annual base salary and the greater of (i) the average of the executive officer’s annualized annual cash bonuses and long-term performance awards for the three fiscal years preceding the change-in-control, or (ii) the sum of the annual cash bonuses and long-term performance awards for the most recently completed fiscal year (such greater amount, “average performance bonus”); and (b) payment of a pro rata portion of the executive officer’s average performance bonus for the year of the termination . A termination for “cause” under Messrs. Jackson’s and Williams’s change-in-control employment agreement is defined generally as repeated violations of specified obligations of the executive officer under the agreement that meet certain culpability standards or the executive officer’s conviction of a felony involving moral turpitude, and a resignation with “good reason” is defined generally as a resignation by the executive officer following the assignment of duties inconsistent with the executive officer’s authority, duties or responsibilities under the agreement or certain other actions that result in a diminution of such authority, duties or responsibilities, certain failures by us to comply with certain obligations under the agreement, a requirement for the executive to relocate, a purported termination of employment not permitted by the agreement, or a request that the executive officer perform any illegal, or wrongful act in violation of our code of conduct policies.

(2)

For Messrs. Oliver and Donofrio, amounts shown include: (a) in the event of a termination without cause or with good reason in connection with a change-in-control (i) the value of continued health plan coverage for thirty-six (36) months for Mr. Oliver and twenty-four (24) months for Mr. Donofrio (such period, the “benefits continuation period”) and (ii) a cash payment equal to the amount of employer contributions Messrs. Oliver and Donofrio would have accrued under retirement plans during the benefits continuation period; and (b) in the event of an involuntary termination without cause not in connection with a change-in-control, the value of continued health plan coverage for twenty-four (24) months for Mr. Oliver and eighteen (18) months for Mr. Donofrio. “Change-in-Control” under the Johnson Controls International plc Severance and Change-in-Control Policy for Officers is defined generally as certain persons becoming the beneficial owner of our securities representing more than 30% of the combined voting power of our then-outstanding securities; a change in the composition of a majority of our board of directors (excluding directors whose election or nomination was approved by at least 50% of the incumbent directors); the consummation of certain reorganizations, mergers, consolidations, sales or other dispositions of at least 80% of our assets; or approval by our shareholders of our complete liquidation or dissolution.

(3)	Amounts represent the intrinsic value of unvested equity awards that would have vested upon the indicated triggering event for the named executive officers.

(4)

For Messrs. Oliver, Stief, Jackson and Williams, who were retirement eligible under applicable plans as of September 30, 2018, the value of certain equity awards that would vest on an accelerated basis upon retirement is presented in the table above in column (f). The value of

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certain equity awards that would continue to vest according to their original vesting schedule upon retirement is not included.

(5)

In connection with receiving his retention RSU/PSU award, Mr. Stief agreed to waive any severance benefits he would be entitled to receive under his employment agreement or any company severance policy.

(6)

A voluntary resignation is a resignation without good reason as defined under applicable agreements and plans. As a result of the Merger and the integration of Legacy Johnson Controls and Legacy Tyco, including changes in reporting relationships and responsibilities, facts already exist that entitle certain executives to terminate their employment for good reason during applicable periods as specified in such agreements and plans. We believe that Mr. Jackson currently has good reason to terminate his employment. However, this column shows the benefits he would have received if he had retired on September 30, 2018.

As noted above, Messrs. Oliver, Stief, Jackson and Williams were retirement eligible under applicable plans as of September 30, 2018. For Messrs. Oliver, Stief, Jackson and Williams, upon the executive’s retirement:

i.	we are not obligated to pay severance;

ii.	with respect to equity awards granted prior to the Merger or in relation to the Merger;

•

for Mr. Oliver, the terms of the equity awards granted prior to September 2, 2016 generally provide that if he were to retire at least one year following the grant of such award, the applicable award would accelerate and vest pro rata based on the number of full months of service completed since the grant date of the award;

•

for Messrs. Stief and Williams with respect to share options, the vesting of any unvested share options that were granted to the executive under the Legacy Johnson Controls Omnibus Incentive Plan that were outstanding for at least one full calendar year after the year of grant would accelerate so that all of the options would be exercisable in full (and the executive would forfeit all other options that have not been outstanding for at least one full calendar year after the date of grant);

•

for Messrs. Stief and Williams with respect to RSU awards, (A) for certain awards, the executive would retain his RSUs that had not vested at the time of retirement, and they would continue to vest on the normal vesting schedule, and (B) for certain awards granted in fiscal 2015 and fiscal 2016, the executive would either vest pro rata in the award based on the number of full months of service completed since the grant of the award or fully vest in the award (however, in each case, the award agreements provide that the executive would not earn the award if he engaged in conduct harmful to our best interests after his retirement);

•	Mr. Jackson is not eligible for retirement treatment with respect to share options and RSU awards.

iii.	with respect to equity awards granted for fiscal 2017 and fiscal 2018:

•

for Messrs. Oliver and Stief with respect to share options, the vesting of any unvested share options that were granted to the executive that were outstanding for at least one full calendar year after the year of grant would accelerate so that all of the options would

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be exercisable in full (and the executive would forfeit all other options that have not been outstanding for at least one full calendar year after the date of grant);

•

for Messrs. Oliver and Stief with respect to RSU awards, (A) for certain awards, the executive would retain his shares of restricted share and RSUs that had not vested at the time of retirement, and they would continue to vest on the normal vesting schedule, and (B) for certain awards granted to Mr. Stief in 2017, he would either fully vest in the award or forfeit the award;

•

for Messrs. Jackson and Williams with respect to share options and RSU awards, the applicable award would accelerate and vest pro rata based on the number of full months of service completed since the grant date of the award; and

•

for Messrs. Oliver, Stief, Jackson and Williams with respect to PSUs, the executive would earn the units that he held at retirement based on actual performance at the end of the performance period, but the amount would be pro-rated based on the number of full months’ employment during the performance period.

In addition, Mr. Williams would be eligible to receive pension benefits upon retirement. For an estimate of the value of these pension benefits, please see the table above titled “Pension Benefits As of September 30, 2018.”

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CEO PAY RATIO

The ratio of our median employee’s total compensation to our CEO’s total compensation (the “CEO Pay Ratio”) is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Due to the flexibility afforded by Item 402(u) in calculating the CEO Pay Ratio, the ratio may not be comparable to CEO pay ratios presented by other companies.

We identified our median paid employee using a global employee population of 113,601 as of July 1, 2018, representing employees in over 67 countries. This includes 73,602 non-U.S. employees. As part of our methodology, and in compliance with the pay ratio rule under Item 402(u), we employed the de minimis exemption for non-U.S. employees and excluded all employees in 8 countries totaling 4,945 employees (approximately 4.2% of our total workforce of 118,546). Employees in the following countries were excluded:

• Poland	118	• Russia	152
• Indonesia	122	• Thailand	348
• Philippines	140	• Turkey	554
• Egypt	152	• Japan	3,359

In addition, for employees with insufficient compensation data we assumed that such employee was paid the same as the lowest level employee within that employee’s jurisdiction. This impacted approximately 2,903 of our employees.

As a result, the population used to identify our median employee included 113,601 of our 118,546 employees. For purposes of identifying our median employee, we considered the base salary and annual cash incentive. Base salary and annual cash incentive were chosen because (i) they represent the principal forms of compensation delivered to all employees and (ii) this information is readily available in each country. Pay was annualized for employees who worked a partial year between July 1, 2017, and June 30, 2018. Foreign currencies were converted into U.S. dollars as of July 1, 2018, based on the average daily spot rates during July 2018.

In accordance with the requirements of the Summary Compensation Table, we calculated the median paid employee’s compensation. Based on such calculation, our median employee’s total compensation was $49,613, while our CEO’s compensation was $15,393,868. Accordingly, our CEO Pay Ratio was 310:1.

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THE ANNUAL GENERAL MEETING –

QUESTIONS AND ANSWERS

The following questions and answers are intended to address briefly some commonly asked questions regarding the Annual General Meeting. These questions and answers may not address all questions that may be important to you. For more information, please refer to the more detailed information contained elsewhere in this proxy statement, including the documents referred to or incorporated by reference herein. For instructions on obtaining the documents incorporated by reference, see “Where You Can Find More Information.”

Why did I receive this Proxy statement?

We have sent this notice of Annual General Meeting and proxy statement, together with the enclosed proxy card or voting instruction card, because our Board of Directors is soliciting your proxy to vote at the Annual General Meeting on March 6, 2019. This proxy statement contains information about the items being voted on at the Annual General Meeting and important information about Johnson Controls. Our 2018 Annual Report on Form 10-K, which includes our consolidated financial statements for the fiscal year ended September 30, 2018 (the “Annual Report”), is enclosed with these materials.

Who is entitled to vote?

Each holder of Johnson Controls ordinary shares in our register of shareholders (such owners are often referred to as “shareholders of record,” “record holders” or “registered shareholders”) as of the close of business on January 2, 2019, the record date for the Annual General Meeting, is entitled to attend and vote at the Annual General Meeting. On January 2, 2019, there were 912,278,145 ordinary shares outstanding and entitled to vote at the Annual General Meeting. Any Johnson Controls shareholder of record as of the record date who does not receive notice of the Annual General Meeting and proxy statement, together with the enclosed proxy card or voting instruction card and the Annual Report, may obtain a copy at the Annual General Meeting or by contacting Johnson Controls at +353-21-423-5000.

We have requested that banks, brokerage firms and other nominees who hold ordinary shares on behalf of the owners of the ordinary shares (such owners are often referred to as “beneficial shareholders” or “street name holders”) as of the close of business on January 2, 2019 forward these materials, together with a proxy card or voting instruction card, to such beneficial shareholders. Johnson Controls has agreed to pay the reasonable expenses of the banks, brokerage firms and other nominees for forwarding these materials.

Finally, Johnson Controls has provided for these materials to be sent to persons who have interests in its ordinary shares through participation in Johnson Controls’ retirement savings plans. These individuals are not eligible to vote directly at the Annual General Meeting. They may, however, instruct the trustees of these plans how to vote the ordinary shares represented by their interests. The enclosed proxy card will also serve as voting instructions for the trustees of the plans.

How many votes do I have?

Every holder of an ordinary share on the record date will be entitled to one vote per share for each matter presented at the Annual General Meeting. Because each Director’s election is the subject of a separate resolution, every holder of an ordinary share on the record date will be entitled to one vote per share for each separate Director election resolution.

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What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Most of our shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

SHAREHOLDER OF RECORD

If your shares are registered directly in your name in our share register operated by our transfer agent, EQ Shareowner Services, you are considered the shareholder of record with respect to those shares and these proxy materials are being sent to you directly by us. As the shareholder of record, you have the right to grant your voting proxy to the persons named in the proxy card (see “How Do I Appoint and Vote via a Proxy?” below), or to grant a written proxy to any other person, which person does not need to be a shareholder, or to attend and vote in person at the Annual General Meeting. We have enclosed a proxy card for you to use in which you can elect to appoint certain officers of the Company named therein as your proxy.

BENEFICIAL OWNER

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote your shares and are also invited to attend the Annual General Meeting. However, since you are not the shareholder of record, you may only vote these shares in person at the Annual General Meeting if you follow the instructions described below under “Admission to the Annual General Meeting” and “How do I vote?” Your bank, broker or other nominee has enclosed a voting instruction card for you to use in directing your bank, broker or other nominee as to how to vote your shares, which may contain instructions for voting by telephone or electronically.

How do I vote?

A proxy card is being sent to each shareholder of record as of the record date. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your shares. Otherwise, you can vote in the following ways:

∎

By Mail: If you are a holder of record, you can vote by marking, dating and signing the appropriate proxy card and returning it by mail in the enclosed postage-paid envelope. If you beneficially own your ordinary shares, you can vote by following the instructions on your voting instruction card.

∎

By Internet or Telephone: You can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card or the voting instruction card or in the Notice of Internet availability of proxy materials previously sent to you. If you are not a holder of record, you can vote using a touchtone telephone by calling 1-800-454-8683.

∎

At the Annual General Meeting: If you are planning to attend the Annual General Meeting and wish to vote your ordinary shares in person, we will give you a ballot at the meeting. Shareholders who own their shares in “street name” are not able to vote at the Annual General Meeting unless they have a proxy, executed in their favor, from the holder of record of their shares.

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Even if you plan to be present at the Annual General Meeting, we encourage you to complete and mail the enclosed card to vote your ordinary shares by proxy. Telephone and Internet voting facilities for shareholders will be available 24 hours a day and will close at 11:59 p.m., Eastern Standard Time, on March 5, 2019.

How do I appoint and vote via a proxy?

If you properly fill in your proxy card appointing an officer of the Company as your proxy and send it to us in time to vote, your proxy, meaning one of the individuals named on your proxy card, will vote your shares as you have directed. You may also grant a written proxy to any other person by filling in the proxy card and identifying the person, which person does not need to be a shareholder, or attend and vote in person at the Annual General Meeting. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors “FOR” each Director and “FOR” each of the agenda items listed below.

If a new agenda item or a new motion or proposal for an existing agenda item is presented at the Annual General Meeting, the Company officer acting as your proxy will vote in accordance with the recommendation of our Board of Directors. At the time we began printing this proxy statement, we knew of no matters that needed to be acted on at the Annual General Meeting other than those discussed in this proxy statement.

Whether or not you plan to attend the Annual General Meeting, we urge you to submit your proxy. Returning the proxy card or submitting your vote electronically will not affect your right to attend the Annual General Meeting. You must return your proxy cards by the times and dates set forth below under “Returning Your Proxy Card” in order for your vote to be counted.

What if I return my proxy or voting instruction card but do not mark it to show how I am voting?

Your shares will be voted according to the specific instructions you have indicated on your proxy or voting instruction card. If you sign and return your proxy or voting instruction card but do not indicate specific instructions for voting, you instruct the proxy to vote your shares, “FOR” each Director and “FOR” all other proposals. For any other matter which may properly come before the Annual General Meeting, and any adjournment or postponement thereof, you instruct, by submitting proxies with blank voting instructions, the proxy to vote in accordance with the recommendation of the Board of Directors.

May I change or revoke my vote after I return my proxy or voting instruction card?

You may change your vote before it is exercised by:

∎	Submitting subsequent voting instructions through the telephone or Internet; if you previously voted by telephone or the Internet;

∎	Submitting another proxy card (or voting instruction card if you beneficially own your ordinary shares) with a later date; or

∎	Voting in person at the Annual General Meeting if you are a holder of record or a beneficial owner with a proxy from the holder of record.

Your presence without voting at the meeting will not automatically revoke your proxy, and any revocation during the meeting will not affect votes previously taken. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee in revoking your previously granted proxy.

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What does it mean if I receive more than one proxy or voting instruction card?

It means you have multiple accounts at the transfer agent and/or with banks and stockbrokers. Please vote all of your shares. Beneficial owners sharing an address who are receiving multiple copies of the proxy materials and Annual Report will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future. In addition, if you are the beneficial owner, but not the record holder, of our shares, your broker, bank or other nominee may deliver only one copy of the proxy statement and Annual Report to multiple shareholders who share an address unless that nominee has received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of the proxy statement and Annual Report to a shareholder at a shared address to which a single copy of the documents was delivered. Shareholders who wish to receive a separate written copy of the proxy statement, now or in the future, should submit their request to us by telephone at +353-21-423-5000 or by submitting a written request to Johnson Controls Shareholder Services, Johnson Controls International plc, One Albert Quay, Cork, Ireland.

What vote is required to approve each proposal at the Annual General Meeting?

Johnson Controls intends to present proposals numbered one through seven for shareholder consideration and voting at the Annual General Meeting. The vote required to approve each proposal is described below:

1.	By separate resolutions, to elect the following individuals as Directors for a period of one year, expiring at the end of the Company’s Annual General Meeting of Shareholders in 2020:

(a) Jean Blackwell	(b) Pierre Cohade	(c) Michael E. Daniels
(d) Juan Pablo del Valle Perochena	(e) W. Roy Dunbar	(f) Gretchen R. Haggerty
(g) Simone Menne	(h) George R. Oliver	(i) Jürgen Tinggren
(j) Mark Vergnano	(k) R. David Yost	(l) John D. Young

The election of each Director nominee requires the affirmative vote of a majority of the votes properly cast (in person or by proxy) at the Annual General Meeting.

2.

To ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company and to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration, which in each case, requires the affirmative vote of a majority of the votes properly cast (in person or by proxy) at the Annual General Meeting.

3.

To authorize the Company and/or any subsidiary of the Company to make market purchases of Company shares, which requires the affirmative vote of a majority of the votes properly cast (in person or by proxy) at the Annual General Meeting.

4.

To determine the price range at which the Company can re-allot shares that it holds as treasury shares (Special Resolution), which requires the affirmative vote of at least 75% of the votes properly cast (in person or by proxy) at the Annual General Meeting.

5.

To approve, in a non-binding advisory vote, the compensation of the named executive officers, which will be considered approved with the affirmative vote of a majority of the votes properly cast (in person or by proxy) at the Annual General Meeting. The advisory vote on executive compensation is non-binding, meaning that our Board of Directors will not be obligated to take any compensation actions or to adjust our executive compensation programs or policies as a result of the vote.

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6.

To approve the authorization for the Board of Directors to issue shares up to 33% of its issued share capital, which requires the affirmative vote of a majority of the votes properly cast (in person or by proxy) at the Annual General Meeting.

7.

To approve the authorization for the Board of Directors to issue shares for cash up to a maximum of approximately 5% of issued share capital (Special Resolution), which requires the affirmative vote of at least 75% of the votes properly cast (in person or by proxy) at the Annual General Meeting.

What is the quorum requirement for the Annual General Meeting?

In order to conduct any business at the Annual General Meeting, holders of a majority of Johnson Controls’ ordinary shares which are outstanding and entitled to vote on the record date must be present in person or represented by valid proxies. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, or broker non-votes, if you:

∎	are present and vote in person at the meeting;

∎	have voted by telephone or the Internet; OR

∎	you have submitted a proxy card or voting instruction form by mail.

What is the effect of broker non-votes and abstentions?

Abstentions and broker non-votes are considered present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be considered votes properly cast at the Annual General Meeting. Because the approval of all of the proposals is based on the votes properly cast at the Annual General Meeting, abstentions and broker non-votes will not have any effect on the outcome of voting on these proposals.

A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular agenda item because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Although brokers have discretionary power to vote your shares with respect to “routine” matters, they do not have discretionary power to vote your shares on “non-routine” matters pursuant to the rules of The New York Stock Exchange (the “NYSE”). We believe the following proposals will be considered non-routine under NYSE rules and therefore your broker will not be able to vote your shares with respect to these proposals unless the broker receives appropriate instructions from you: Proposal No. 1 (Election of Directors) and Proposal No. 5 (Advisory Vote on Executive Compensation). Your broker will not be able to vote your shares with respect to these proposals unless the broker receives appropriate instructions from you.

How will voting on any other business be conducted?

Other than matters incidental to the conduct of the Annual General Meeting and those set forth in this proxy statement, we do not know of any business or proposals to be considered at the Annual General Meeting. If any other business is proposed and properly presented at the Annual General Meeting, the proxy holders must vote in accordance with the instructions given by the shareholder. You may specifically instruct the proxy holder how to vote in such a situation. In the absence of specific instructions, by signing the proxy, you instruct the proxy holder to vote in accordance with the recommendations of the Board of Directors.

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Important notice regarding the availability of proxy materials for the Annual General Meeting:

Our proxy statement for the Annual General Meeting and the form of proxy card are available at www.proxyvote.com.

As permitted by SEC rules, we are making this proxy statement available to our shareholders electronically via the Internet. On January 18, 2019, we first mailed to our shareholders a Notice containing instructions on how to access this proxy statement and vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

Returning Your Proxy Card

Shareholders who are voting by mail should complete and return the proxy card as soon as possible. In order to assure that your proxy is received in time to be voted at the meeting, the proxy card must be completed in accordance with the instructions and received at one of the addresses set forth below by the dates and times specified:

Ireland:

By 5:00 p.m., local time, on March 5, 2019 by hand or mail at:

Johnson Controls International plc

One Albert Quay

Cork, Ireland

United States:

By 5:00 p.m., Eastern Standard Time, on March 5, 2019 by mail at:

Broadridge Financial Solutions

c/o Vote Processing

51 Mercedes Way

Edgewood, NY 11717

If your shares are held beneficially in “street name,” you should return your proxy card or voting instruction card in accordance with the instructions on that card or as provided by the bank, brokerage firm or other nominee who holds Johnson Controls shares on your behalf.

Admission to the Annual General Meeting

All shareholders are invited to attend the Annual General Meeting. For admission to the Annual General Meeting, shareholders of record should bring the admission ticket attached to the enclosed proxy card to the Registered Shareholders check-in area, where their ownership will be verified. Those who have beneficial ownership of shares held by a bank, brokerage firm or other nominee should come to the Beneficial Owners check-in area. Beneficial owners who wish to vote in person at the Annual General Meeting are requested to obtain a “legal proxy” executed in their favor, from their broker, bank,

2019 Proxy Statement	87

nominee or other custodian that authorizes you to vote the shares held by them on your behalf. In addition, you must bring to the Annual General Meeting an account statement or letter from the broker, bank or other nominee indicating that you are the owner of the shares. Registration will begin at 2:00 pm, local time, and the Annual General Meeting will begin at 3:00 pm, local time.

Johnson Controls Annual Report

The Johnson Controls International plc 2018 Annual Report on Form 10-K containing our audited consolidated financial statements with accompanying notes and schedules is available on the Company’s website in the Investor Relations Section at www.johnsoncontrols.com. Copies of these documents may be obtained without charge by contacting Johnson Controls by phone at +353-21-423-5000. Copies may also be obtained without charge by contacting Investor Relations in writing, or may be physically inspected at the offices of Johnson Controls International plc, One Albert Quay, Cork, Ireland.

Ordinary Share Price and Dividend Information

The shares of the Company’s ordinary shares are traded on the New York Stock Exchange under the symbol “JCI.”

Title of Class	Number of Record Holders as of December 31, 2018
Ordinary Shares, $0.01 par value	37,385

	Ordinary Shares Price Range		Dividends
	FY 2018	FY 2017	FY 2018	FY 2017
First Quarter	$35.73 - 42.41	$38.38 - 46.17	$0.26	$0.25
Second Quarter	34.29 - 41.43	40.44 - 44.70	0.26	0.25
Third Quarter	33.26 - 36.72	40.36 - 43.71	0.26	0.25
Fourth Quarter	33.32 - 40.01	36.74 - 44.37	0.26	0.25

Year	$33.26 - 42.41	$36.74 - 46.17	$1.04	$1.00

Presentation of Irish Statutory Accounts

The Company’s Irish Statutory Accounts for the fiscal year ended September 30, 2018, including the reports of the Directors and auditors thereon, will be presented at the Annual General Meeting. The Company’s Irish Statutory Accounts have been approved by the Board of Directors of the Company. There is no requirement under Irish law that such statements be approved by shareholders, and no such approval will be sought at the Annual General Meeting. The Company’s Irish Statutory Accounts are available with the Non-Financial Disclosure Report, the proxy statement, the Company’s Annual Report on Form 10-K and other proxy materials at www.proxyvote.com, and in the Investor Relations section of the Company’s website at www.johnsoncontrols.com.

Costs of Solicitation

We will pay the cost of solicitation of proxies. We have engaged Mackenzie Partners as the proxy solicitor for the Annual General Meeting for an approximate fee of $12,500, plus expenses. In addition to the use of the mail, certain of our Directors, officers or employees may solicit proxies by telephone or personal contact. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares.

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We are furnishing this proxy statement to our shareholders in connection with the solicitation of proxies by our Board of Directors for use at an Annual General Meeting of our shareholders. We are first mailing this proxy statement and the accompanying form of proxy to shareholders beginning on or about January 18, 2019.

Shareholder Proposals for the 2020 Annual General Meeting

In accordance with the rules established by the SEC, as well as under the provisions of our Memorandum and Articles of Association, any shareholder proposal submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”) intended for inclusion in the proxy statement for next year’s Annual General Meeting must be received by Johnson Controls no later than September 20, 2019. Such proposals should be sent to our Secretary at our registered address, which is: One Albert Quay, Cork, Ireland. To be included in the proxy statement, the proposal must comply with the requirements as to form and substance established by the SEC and our Articles of Association, and must be a proper subject for shareholder action under applicable law. Any shareholder proposal that is not submitted for inclusion in the proxy statement but is instead sought to be presented directly at the 2020 Annual General Meeting must be received by the Secretary at the address listed above prior to December 4, 2019. Securities and Exchange Commission rules permit management to vote proxies in its discretion in certain cases if the shareholder does not comply with this deadline and in certain other cases notwithstanding the shareholder’s compliance with this deadline.

New proposals or motions with regard to existing agenda items are not subject to such restrictions and can be made at the meeting by each shareholder attending or represented. Note that if specific voting instructions are not provided to the proxy, shareholders who submit a proxy card instruct the proxy to vote their shares in accordance with the recommendations of the Board of Directors with regard to the items appearing on the agenda.

Where You Can Find More Information

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy these materials at the SEC reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on their public reference room. Our SEC filings are also available to the public at the SEC’s website (www.sec.gov).

The SEC’s website contains reports, proxy statements and other information regarding issuers, like us, that file electronically with the SEC. You may find our reports, proxy statements and other information at the SEC website. In addition, you can obtain reports and proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We maintain a website on the Internet at www.johnsoncontrols.com. We make available free of charge, on or through our website, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after such material is filed with the SEC. This reference to our Internet address is for informational purposes only and shall not, under any circumstances, be deemed to incorporate the information available at such Internet address into this proxy.

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Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the number of registered shares beneficially owned as of January 10, 2019 by each current Director, each Named Executive Officer and the Directors and Executive Officers of Johnson Controls as a group.

Beneficial Owner	Title	Number of Ordinary Shares Beneficially Owned(1)(2)	Pct of Class	Cash Settled Stock Units(3)

Jean Blackwell	Director	3,380	*	-
Pierre Cohade	Director	1,160	*	-
Michael E. Daniels	Director	67,256	*	-
Juan Pablo del Valle Perochena	Director	6,111	*	-
John Donofrio	Named Executive Officer	19,262	*	-
W. Roy Dunbar	Director	5,716	*	-
Brian Duperreault	Director	31,242	*	-
Gretchen R. Haggerty	Director	4,214	*	-
William Jackson	Named Executive Officer	496,093	*	75,192
Simone Menne	Director Nominee	4,214	*	-
George R. Oliver	Chairman and CEO	2,910,417	*	-
Brian Stief	Named Executive Officer	266,661	*	145,458
Jürgen Tinggren	Director	23,764	*	-
Mark Vergnano	Director	17,853	*	-
Jeffrey M. Williams	Named Executive Officer	282,190	*	-
R. David Yost	Director	49,171	*	-
John D. Young	Director	4,766	*	-
All current Directors and Executive Officers as a group (22 persons)		4,559,795	*	-

*          Less than 1.0%

(1)        The number shown reflects the number of ordinary shares owned beneficially as of January 10, 2019, based on information furnished by the persons named, public filings and Johnson Control’s records. A person is deemed to be a beneficial owner of ordinary shares if he or she, either alone or with others, has the power to vote or to dispose of those ordinary shares. Except as otherwise indicated below and subject to applicable community property laws, each owner has sole voting and sole investment authority with respect to the shares listed. To the extent indicated in the notes below, ordinary shares beneficially owned by a person include ordinary shares of which the person has the right to acquire beneficial ownership within 60 days after January 10, 2019. There were 909,797,543 Johnson Controls ordinary shares outstanding on such date.

(2)        Includes the maximum number of shares for which these individuals can acquire beneficial ownership upon (i) the exercise of share options that are currently vested or will vest within 60 days of January 10, 2019 as follows: Mr. Jackson, 337,005; Mr. Oliver, 2,210,594; Mr. Stief, 239,266; Mr. Williams, 213,816; and all executive officers as a group 3,246,370 and (ii) the vesting of RSUs that will vest within 60 days of January 10, 2019 as follows: Ms. Blackwell, 3,380 RSUs; Mr. Cohade, 1,160 RSUs; Messrs. Daniels, del Valle Perochena, Dunbar, Duperreault, Tinggren, Vergnano, Yost and Young, and Mses. Haggerty and Menne 4,214 RSUs; Mr. Williams 2,774 RSUs; and all Directors and Executive Officers as a group, 49,454 RSUs.

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(3)        Reflects ordinary share equivalents under deferred and equity based compensation plans. Each stock unit is intended to be the economic equivalent of one ordinary share of Johnson Controls International plc. Units are settled in the form of cash and are not settled in the form of ordinary shares. These amounts are not included in the amounts in the “Number of Ordinary Shares Beneficially Owned” column.

The following table sets forth the information indicated for persons or groups known to the Company to be beneficial owners of more than 5% of the outstanding ordinary shares.

Name and Address of Beneficial Owner	Number of Ordinary Shares Beneficially Owned		Percentage of Ordinary Shares Outstanding

Dodge & Cox, 555 California Street, 40th Floor, San Francisco, CA 94104	102,888,690	(1)	11.12%
The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355	64,524,714	(2)	6.97%
BlackRock, Inc., 55 East 52nd Street, New York, NY 10055	46,311,516	(3)	5.00%

(1)        Based solely on the information reported by Dodge & Cox in a Notification of Holdings under Irish law provided to the Company on October 24, 2018 and reporting ownership as of October 19, 2018, Dodge & Cox, together with its affiliates, held an interest in 102,888,690 ordinary shares.

(2)        The amount shown for the number of ordinary shares over which The Vanguard Group exercised investment discretion was provided pursuant to the Schedule 13G/A filed February 8, 2018 with the SEC, indicating beneficial ownership as of December 31, 2017.

(3)        Based solely on the information reported by BlackRock, Inc. in a Standard Form TR-1 under Article 12(1) of Directive 2004/109/EC and Article 11(3) of the Commission Directive 2007/14/EC provided to the Company on July 20, 2018 and reporting ownership as of July 19, 2018, BlackRock, Inc., together with its affiliates, held an interest in 46,311,516 ordinary shares.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Officers and Directors and persons who beneficially own more than 10% of Johnson Controls’ ordinary shares to file reports of ownership and changes in ownership of such ordinary shares with the SEC and NYSE. These persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. As a matter of practice, the Company’s administrative staff assists Officers and Directors in preparing initial reports of ownership and reports of changes in ownership and files those reports on their behalf. Based on the Company’s review of the copies of such forms it has received, as well as information provided and representations made by the reporting persons, other than the exception noted below, Johnson Controls believes that all of its Officers, Directors and beneficial owners of more than 10% of its ordinary shares complied with Section 16(a) during the Company’s fiscal year ended September 30, 2018, except for the purchase by Jürgen Tinggren of 12,000 ordinary shares on November 17, 2017, which was reported on a late Form 4 on January 11, 2018.

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ANNEX I

NON-GAAP RECONCILATIONS

This Proxy Statement contains financial information regarding adjusted earnings per share, which is a non-GAAP performance measure. The adjusting items include mark-to-market for pension and postretirement plans, transaction/integration/ costs, restructuring and impairment costs, nonrecurring purchase accounting impacts related to the Tyco merger, restructuring costs and discontinued operations losses in equity income, unfavorable arbitration award, Scott Safety gain on sale and discrete tax items. Financial information regarding adjusted sales, organic sales, adjusted segment EBITA, adjusted free cash flow and adjusted free cash flow conversion are also presented, which are non-GAAP performance measures. Adjusted segment EBITA excludes special items such as transaction/integration costs and nonrecurring purchase accounting impacts because these costs are not considered to be directly related to the underlying operating performance of its business units. Management believes that, when considered together with unadjusted amounts, these non-GAAP measures are useful to investors in understanding period-over-period operating results and business trends of the Company. Management may also use these metrics as guides in forecasting, budgeting and long-term planning processes and for compensation purposes. These metrics should be considered in addition to, and not as replacements for, the most comparable GAAP measure.

Diluted Earnings Per Share Reconciliation

	Net Income Attributable to JCI plc from Continuing Operations
	Twelve Months Ended September 30,
	2018	2017
Earnings per share as reported for JCI plc	$2.32	$1.75

Adjusting items:
Transaction costs	0.02	0.12
Related tax impact	-	(0.01)
Integration costs	0.23	0.34
Related tax impact	(0.03)	(0.06)
Restructuring costs and discontinued operations losses in equity income	0.01	-
Nonrecurring purchase accounting impacts	-	0.14
Related tax impact	-	(0.04)
Mark-to-market gain for pension/postretirement plans	(0.01)	(0.44)
Related tax impact	-	0.13
Scott Safety gain on sale	(0.12)	-
Related tax impact	0.03	-
Restructuring and impairment costs	0.28	0.39
Related tax impact	(0.04)	(0.07)
Unfavorable arbitration award	-	0.05
Discrete tax items	0.14	0.30

Adjusted earnings per share for JCI plc	$2.83	$2.60

92	2019 Proxy Statement

Organic Adjusted Net Sales Growth Reconciliation

(in millions)	Net Sales for the Twelve Months Ended September 30, 2017	Nonrecurring Purchase Accounting Impacts	Adjusted Net Sales for the Twelve Months Ended September 30, 2017	Base Year Adjustments - Acquisitions and Divestitures		Adjusted Base Net Sales for the Twelve Months Ended September 30, 2017	Foreign Currency		Lead Impact		Organic Net Sales		Net Sales for the Twelve Months Ended September 30, 2018
Building Solutions North America	$8,341	$(25)	$8,316	$-	0.0%	$8,316	$20	0.2%	$-	0.0%	$343	4.1%	$8,679	4.4%
Building Solutions EMEA/LA	3,595	(16)	3,579	(78)	-2.2%	3,501	132	3.8%	-	0.0%	63	1.8%	3,696	5.6%
Building Solutions Asia Pacific	2,444	1	2,445	(14)	-0.6%	2,431	61	2.5%	-	0.0%	61	2.5%	2,553	5.0%
Global Products	8,455	6	8,461	(663)	-7.8%	7,798	103	1.3%	-	0.0%	571	7.3%	8,472	8.6%

Total Building Technologies & Solutions	22,835	(34)	22,801	(755)	-3.3%	22,046	316	1.4%	-	0.0%	1,038	4.7%	23,400	6.1%
Power Solutions	7,337	-	7,337	-	0.0%	7,337	196	2.7%	269	3.7%	198	2.7%	8,000	9.0%

Total net sales	$30,172	$(34)	$30,138	$(755)	-2.5%	$29,383	$512	1.7%	$269	0.9%	$1,236	4.2%	$31,400	6.9%

Adjusted Free Cash Flow Reconciliation

(in billions)	Twelve Months Ended September 30, 2018
Cash provided by operating activities	$2.5
Capital expenditures	(1.0)

Reported free cash flow	1.5

Adjusting items:
Transaction/integration costs	0.3
Nonrecurring tax payments	0.3
Restructuring payments	0.2

Total adjusting items	0.8

Adjusted free cash flow	$2.3

Adjusted net income from continuing operations attributable to JCI	$2.6

Adjusted free cash flow conversion	88%

2019 Proxy Statement	93

Adjusted Net Income

The Company evaluates the performance of its business units primarily on segment earnings before interest, taxes and amortization (EBITA), which represents income from continuing operations before income taxes and noncontrolling interests, excluding general corporate expenses, intangible asset amortization, net financing charges, significant restructuring and impairment costs, and the net mark-to-market adjustments related to pension and postretirement plans.

(in millions; unaudited)	Twelve Months Ended September 30, 2018
	Actual	Adjusted Non-GAAP
Net sales
Building Solutions North America	$8,679	$8,679
Building Solutions EMEA/LA	3,696	3,696
Building Solutions Asia Pacific	2,553	2,553
Global Products	8,472	8,472

Total Building Technologies & Solutions	23,400	23,400
Power Solutions	8,000	8,000

Net sales	$31,400	$31,400

Segment EBITA(1)
Building Solutions North America	$1,109	$1,134
Building Solutions EMEA/LA	344	350
Building Solutions Asia Pacific	347	347
Global Products	1,338	1,251

Total Building Technologies & Solutions	3,138	3,082
Power Solutions	1,417	1,432

Segment EBITA	4,555	4,514
Corporate expenses(2)	(576)	(408)
Amortization of intangible assets	(384)	(384)
Mark-to-market gain for pension/postretirement plans(3)	10	-
Restructuring and impairment costs(4)	(263)	-

EBIT(5)	3,342	3,722
EBIT margin	10.6%	11.9%
Net financing charges	(441)	(441)

Income from continuing operations before income taxes	2,901	3,281
Income tax provision(6)	(518)	(427)

Income from continuing operations	2,383	2,854
Income from continuing operations attributable to noncontrolling interests	(221)	(221)

Net income from continuing operations attributable to JCI	$2,162	$2,633

(1)

Financial information regarding adjusted segment EBITA is a non-GAAP performance measure. The Company’s definition of adjusted segment EBITA excludes special items because these costs are not considered to be directly related to the underlying operating performance of its business units. Management believes this non-GAAP measure is useful to investors in understanding the ongoing operations and business trends of the Company.

94	2019 Proxy Statement

The following is the twelve months ended September 30, 2018 reconciliation of segment EBITA as reported to adjusted segment EBITA (unaudited):

(in millions)	Building Solutions North America	Building Solutions EMEA/LA	Building Solutions Asia Pacific	Global Products	Total Building Technologies & Solutions	Power Solutions	Consolidated JCI plc
Segment EBITA as reported	$1,109	$344	$347	$1,338	$3,138	$1,417	$4,555

Adjusting items:
Transaction costs	-	-	-	-	-	8	8
Integration costs	25	6	-	27	58	-	58
Scott Safety gain on sale	-	-	-	(114)	(114)	-	(114)
Restructuring costs and discontinued operations losses in equity income	-	-	-	-	-	7	7

Adjusted segment EBITA	$1,134	$350	$347	$1,251	$3,082	$1,432	$4,514

(2)	Adjusted Corporate expenses for the twelve months ended September 30, 2018 excludes $154 million of integration costs and $14 million of transaction costs.

(3)	The twelve months ended September 30, 2018 pension and postretirement mark-to-market gain of $10 million is excluded from the adjusted non-GAAP results.

(4)	The twelve months ended September 30, 2018 restructuring and impairment costs of $263 million are excluded from the adjusted non-GAAP results.

(5)	Management defines earnings before interest and taxes (EBIT) as income from continuing operations before net financing charges, income taxes and noncontrolling interests.

(6)

Adjusted income tax provision for the twelve months ended September 30, 2018 excludes legal entity restructuring associated with the Power Solutions business of $129 million, net tax provision related to the U.S. Tax Reform legislation of $108 million, valuation allowance adjustments of $56 million and Scott Safety gain on sale of $30 million, partially offset by the tax benefits for changes in entity tax status of $139 million, restructuring and impairment costs of $38 million, tax audit settlements of $25 million, integration costs of $24 million, mark-to-market pension and postretirement of $3 million and transaction costs of $3 million.

2019 Proxy Statement	95

JOHNSON CONTROLS INTERNATIONAL PLC ONE ALBERT QUAY CORK, IRELAND

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JOHNSON CONTROLS INTERNATIONAL PLC Ordinary Business
The Board of Directors recommends you vote FOR proposals one through seven:
1.	By separate resolutions, to elect the following individuals as Directors for a period of one year, expiring at the end of the Company’s Annual General Meeting of Shareholders in 2020:
	Nominees:		For	Against	Abstain
	1a. Jean Blackwell		☐	☐	☐			For	Against	Abstain

	1b. Pierre Cohade		☐	☐	☐		2.a To ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company.	☐	☐	☐
	1c. Michael E. Daniels		☐	☐	☐		2.b To authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration.	☐	☐	☐
	1d. Juan Pablo del Valle Perochena		☐	☐	☐		Special Business

	1e. W. Roy Dunbar		☐	☐	☐		3. To authorize the Company and/or any subsidiary of the Company to make market purchases of Company shares.	☐	☐	☐
	1f. Gretchen R. Haggerty		☐	☐	☐		4. To determine the price range at which the Company can re-allot shares that it holds as treasury shares (Special Resolution).	☐	☐	☐
	1g. Simone Menne		☐	☐	☐		5. To approve, in a non-binding advisory vote, the compensation of the named executive officers.	☐	☐	☐
	1h. George R. Oliver		☐	☐	☐		6. To approve the Directors’ authority to allot shares up to approximately 33% of issued share capital.	☐	☐	☐
	1i. Jürgen Tinggren		☐	☐	☐		7. To approve the waiver of statutory pre-emption rights with respect to up to 5% of issued share capital (Special Resolution).	☐	☐	☐
	1j. Mark Vergnano		☐	☐	☐
	1k. R. David Yost		☐	☐	☐
	1l. John D. Young		☐	☐	☐
							Please indicate if you plan to attend this meeting.	Yes ☐	No ☐

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Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

ADMISSION TICKET

2019 Annual General Meeting

of

Shareholders

of

Johnson Controls International plc

March 6, 2019

3:00 PM, Local Time

The Merrion Hotel

24 Upper Merrion Street

Dublin 2, Ireland

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:

The Combined Notice and Proxy Statement, Annual Report, Irish Statutory Accounts and Non-Financial Disclosure Report are available at www.proxyvote.com.

E54302-P15991-Z73686

JOHNSON CONTROLS INTERNATIONAL PLC

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) George R. Oliver and John Donofrio, or either of them, as proxies, each with full power of substitution, and hereby authorize(s) them to represent and to vote all of the Ordinary Shares of Johnson Controls International plc that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 3:00 p.m., local time on Wednesday, March 6, 2019 at The Merrion Hotel, 24 Upper Merrion Street, Dublin 2, Ireland, and any adjournment or postponement thereof, as indicated on the reverse side of this proxy card with respect to the proposals set forth in the proxy statement and, in their discretion, upon any matter that may properly come before the meeting or any adjournment of the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

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PLEASE MARK YOUR VOTES IN THE CORRESPONDING BOXES ON THE REVERSE SIDE

1.	By separate resolutions, to elect the individuals as Directors for a period of one year, expiring at the end of the Company’s Annual General Meeting of Shareholders in 2020.
2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company and to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration.
3.	To authorize the Company and/or any subsidiary of the Company to make market purchases of Company shares.
4.	To determine the price range at which the Company can re-allot shares that it holds as treasury shares (Special Resolution).
5.	To approve, in a non-binding advisory vote, the compensation of the named executive officers.
6.	To approve the Directors’ authority to allot shares.
7.	To approve the waiver of statutory pre-emption rights (Special Resolution).